                                             AS FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-76947

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------

    This is an initial public offering of shares of I.D. Systems, Inc.

    Prior to this offering, there has been no public market for the common stock. The common stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol "IDSY" and listing on the Boston Stock Exchange under the Symbol "ID".

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF ANY COMMON STOCK.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                                                             PER SHARE       TOTAL
                                                                            -----------  --------------
Initial public offering price.............................................   $    7.00   $   14,000,000
Underwriting discount.....................................................   $     .56   $    1,120,000
Proceeds, before expenses, to I.D. Systems................................   $    6.44   $   12,880,000

    I.D. Systems granted the underwriters a 45-day option to purchase, under certain circumstances, up to an additional 300,000 shares of common stock at the initial public offering price less the underwriting discount.

    The underwriters expect to deliver the shares against payment in New York, New York on or about July 6, 1999.

                        GILFORD SECURITIES INCORPORATED
                         Prospectus dated June 30, 1999

                           [DESCRIPTION OF PICTURES]

Pictures in inside front cover:

Caption:           Wireless Monitoring and Tracking Systems for Virtually Any Object.

Top Left:          Picture of cargo in boxes.
                   Caption: Shipping & Delivery Companies.

Top Right:         Picture of forklift in warehouse.
                   Caption: Companies with forklift fleets.

Bottom Left:       Picture of care fleet.
                   Caption: Car Rental Companies.

Bottom Right:      Picture of fleet of railcars.
                   Caption: Railcar & Transportation Companies.

Scattered
Captions:          Analyze Performance; Reduce overhead costs; Increase Profits; Improve
                   Operating Efficiency.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND I.D. SYSTEMS' FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                               I.D. SYSTEMS, INC.
                                  OUR BUSINESS

    I.D. Systems, Inc. designs, develops, and produces a wireless monitoring and tracking system that uses radio frequency technology. Our system can monitor, track, analyze, and control the movement of virtually any object, including vehicles, equipment and packages. Our products enable users to improve operating efficiencies, reduce costs and increase profits. Our principal customer to date has been the United States Postal Service. Other commercial customers have also recently placed orders for our system. We are currently marketing our system to four major industries but believe that our system may be used in a wider variety of industries.

                                   OUR SYSTEM

    The main components of our system are miniature computers that attach to the monitored and tracked objects as well as monitoring devices that exchange information with these miniature computers. Customers may access the data collected by our system via the Internet. Our system provides many advantages over conventional radio frequency systems.

                                  OUR OFFICES

    Our principal executive offices are located at 90 William Street, Suite 402, New York, NY 10038, and our telephone number is (212) 677-3800. Our corporate website can be found at www.id-systems.com. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

Shares offered by I.D. Systems.....  2,000,000
Shares to be outstanding after this
  offering.........................  5,414,375 shares
Use of Proceeds....................  - sales, marketing and customer support;
                                     - web-based customer support;
                                     - custom chip development and miniaturization;
                                     - expansion of hardware and software lab;
                                     - research and development; and
                                     - working capital and general corporate purposes.
Nasdaq SmallCap Market Symbol......  "IDSY"
Boston Stock Exchange Symbol.......  "ID"

    Unless stated otherwise, all information in this prospectus assumes:

    - the underwriters' over-allotment option is not exercised; and

    - a 1.25 to 1 stock split of common stock immediately prior to the effective date of this prospectus;

    and excludes:

    - 1,243,750 shares of common stock issuable upon the exercise of outstanding options; and

    - 1,118,750 shares of common stock reserved for future issuance under our stock option plans.

                         SUMMARY FINANCIAL INFORMATION

    The following table summarizes the financial data for our business. We were treated as an S corporation through December 31, 1998 and, accordingly, were not subject to federal or state income taxes. Subsequent to December 31, 1998, we filed an election to be taxed as a C corporation effective January 1, 1999.

                                                                       THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,          MARCH 31,
                                          ------------------------  ------------------------
                                            1997*        1998*        1998*        1999*
                                          ----------  ------------  ----------  ------------
STATEMENT OF OPERATIONS DATA:
Revenues................................    $733,000  $  3,324,000  $  411,000  $  1,015,000
Gross profit............................     464,000     1,691,000     301,000       409,000
Income (loss) from operations...........     (18,000)      544,000      77,000        17,000
Net income--historical..................      75,000       476,000      65,000         2,000
Historical net income per share-- basic
  and diluted...........................                                                 .00
Weighted average common shares
  outstanding--basic....................                                           3,414,000
Weighted average common shares
  outstanding--diluted..................                                           3,947,000

* Pro forma net income (loss), which provides for federal and state income taxes which would have been provided had we been a C corporation for the years ended December 31, 1997 and December 31, 1998 and the three months ended March 31, 1998 was $543,000, $284,000 and $39,000 respectively. Pro forma net income for 1997 includes a $468,000 pro forma income tax benefit that will not be available to offset C corporation income in future years. Pro forma net income per share, basic and diluted, for the years ended December 31, 1997 and December 31, 1998 and the three months ended March 31, 1998 was $.17, $.08 and $.01, respectively. The weighted average common shares outstanding was 3,154,000, basic and diluted, for the year ended December 31, 1997, 3,414,000, basic, and 3,779,000, diluted, for the year ended December 31, 1998 and 3,414,000, basic, and 3,526,000, diluted, for the three months ended March 31, 1998.

    The following table indicates a summary of our balance sheet at December 31, 1998:

    - on an actual basis; and

    - on an as adjusted basis to reflect the sale of 2,000,000 shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses.

BALANCE SHEET DATA:

                                                                      AT MARCH 31, 1999
                                                                 ----------------------------
                                                                    ACTUAL       AS ADJUSTED
                                                                 -------------  -------------
Working capital................................................  $     941,000  $  13,086,000
Total assets...................................................      2,467,000     14,548,000
Total liabilities..............................................      1,457,000      1,438,000
Stockholders' equity...........................................      1,010,000     13,110,000

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF OUR COMMON STOCK.

    OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

    Although we were incorporated in August 1993, we did not initiate sales of our initial line of products until March 1995. As a result, we have a limited operating history upon which you may evaluate our business and prospects. Our prospectus must be considered in light of risks, expenses, delays, problems and difficulties frequently encountered by early stage companies.

    THE LOSS OF NET SALES TO OUR MAJOR CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON US

    Our largest customer, the U.S. Postal Service, accounted for approximately 99%, 95% and 100% of revenues, in 1997, 1998 and the three months ended March 31, 1999. Our contract with the U.S. Postal Service expires in September 2000. The contract may be terminated, however, at any time at the discretion of the U.S. Postal Service. The loss of this customer would likely have a material adverse effect on our business, financial condition and results of operations.

    THE MARKET FOR OUR TECHNOLOGY IS UNCERTAIN

    Our success is highly dependent on market acceptance of our wireless monitoring and tracking system. The market for wireless monitoring and tracking products and services is new and rapidly evolving and we are not certain that our target customers will purchase our wireless monitoring and tracking system. As a result, demand and market acceptance for our products is uncertain. We cannot assure you that the market for wireless monitoring and tracking technology will continue to emerge or become sustainable. If the market for our products fails to grow, develops more slowly than we expect, or becomes saturated with competing products or services, then our business, financial condition and results of operations will be materially adversely affected.

    THE DELIVERY OF OUR SYSTEM REQUIRES A LONG LEAD TIME

    The design, manufacture and delivery of our system to our customers requires a long lead time due to the amount of customization typically involved in its production. This amount of time is difficult to predict. In the event our system takes longer to develop for particular customers than predicted, we may lose existing customers or find it more difficult to obtain additional customers.

    THERE ARE RISKS RELATED TO DOING BUSINESS WITH FEDERAL GOVERNMENT AGENCIES

    Contracts with Federal government agencies require annual funding approval and are terminable at the discretion of such agencies. A reduction in spending by Federal government agencies could limit the continued funding of our existing contracts with them and could limit our ability to obtain additional contracts. These limitations, if significant, could also have a material adverse effect on our business, financial condition and results of operations.

    WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

    Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least 12 months following the date of this prospectus. We may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which could require us to raise additional capital. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

    We currently do not have a credit facility or any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond to competitive pressures. Such limitation could have a material adverse effect on our business, financial condition and results of operations.

    OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY IMPAIR OUR COMPETITIVE POSITION

    Although we seek to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we cannot be certain that:

    - we will be able to protect our technology adequately;

    - our patent and any other issued patents will not be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the technology claimed in the patent or inventions claimed in any other issued patents;

    - competitors will not be able to develop similar technology independently;

    - intellectual property laws will protect our intellectual property rights; and

    - third parties will not assert that our products infringe upon their patents, copyrights or trade secrets.

    If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business, financial condition and results of operations.

    PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY
LITIGATION

    Litigation may be necessary in order to enforce our patents, copyrights or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. This type of litigation could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.

    WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE

    Our market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing technology obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and results of operations will be materially adversely affected. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our products and by developing new features to meet customer needs. Our success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance our existing services and to develop new services and technologies that address the needs of our customers.

    IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER

    We are dependent on the continued employment and performance of our executive officers and key employees, particularly Kenneth S. Ehrman, President, Jeffrey Jagid, Chief Operating Officer and General Counsel, Bert Loosmore, Executive Vice President of Engineering, and Michael Ehrman, Executive Vice President of Software Development. We have entered into three year employment agreements with each of Kenneth S. Ehrman, Jeffrey Jagid, Bert Loosmore and Michael Ehrman. We have applied for key man life insurance policies on our key employees. The loss of the services of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations.

    WE RELY ON SUBCONTRACTORS

    In order to meet our requirements under our contracts, we rely on the efforts and skills of subcontractors for manufacturing our products for delivery to our customers in significant volume. The absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our services and products and our ability to perform under our contracts.

    REGULATORY UNCERTAINTIES COULD HARM OUR BUSINESS

    Our products transmit radio frequency waves, an activity governed by certain rules and regulations promulgated by the Federal Communications Commission. Our ability to design, develop and sell our products will continue to be affected by such rules and regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our business, financial condition and results of operations.

    OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO MANAGE GROWTH

    Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. If we are unable to manage our growth effectively, our business, financial condition and results of operations will be materially adversely affected. To manage our expected growth, we will have to implement and improve our operational and financial systems and train and manage our growing employee base. We will also need to maintain and expand our relationships with customers, subcontractors, and other third parties.

    OUR NEW PRODUCTS MAY CONTAIN TECHNOLOGICAL FLAWS AND WE MAY INCUR POTENTIAL PRODUCT LIABILITY FOR PRODUCTS SOLD BY US

    Complex technological products like ours often contain undetected errors or failures when first introduced or as new versions are released. Despite testing by us, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of these errors could result in delays or failure to achieve market acceptance of our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, because our products are used in business-critical applications, any errors or failures in these products may give rise to substantial product liability claims, which also could have a material adverse effect on our business, financial condition and results of operations.

    YEAR 2000 RISKS MAY HARM OUR BUSINESS

    Although we have developed internal proprietary software that is Year 2000 compliant, can operate on a stand-alone basis and does not rely on technology supplied by third parties, there can be no assurance that discovered Year 2000 problems will not occur in the hardware, software or equipment of our customers that will require substantial revision.

    In addition, there can be no assurance that governmental agencies, utility companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control such as transportation systems, telecommunications or electrical failure. Any of these failures could also prevent us from delivering our system to our customers, which would have a material adverse effect on our business, results of operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about I.D. Systems and our industry. These forward-looking statements involve risks and uncertainties. I.D. Systems' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. I.D. Systems undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of 2,000,000 shares of common stock offered by us are estimated to be approximately $12,100,000 after deducting underwriting discounts and commissions and other expenses of the offering. If the underwriters' over-allotment option is exercised in full we estimate that net proceeds will be $13,990,000. We expect to use the net proceeds, assuming no exercise of the underwriters' over-allotment option, approximately as follows:

                                                                                                       APPROXIMATE
                                                                                                       PERCENTAGE
                                                                                       APPROXIMATE       OF NET
                                                                                      DOLLAR AMOUNT     PROCEEDS
                                                                                      --------------  -------------
Sales, marketing and customer support...............................................   $  3,500,000          28.9%
Web-based customer support..........................................................        500,000           4.1
Custom chip development and miniaturization.........................................      4,000,000          33.1
Expansion of hardware lab...........................................................        500,000           4.1
Expansion of software lab...........................................................        500,000           4.1
Research and development............................................................      1,000,000           8.3
Working capital, and general corporate purposes.....................................      2,100,000          17.4
                                                                                      --------------        -----
    Total...........................................................................   $ 12,100,000         100.0%
                                                                                      --------------        -----
                                                                                      --------------        -----

    SALES, MARKETING AND CUSTOMER SUPPORT. Represents anticipated costs associated with marketing our system to targeted markets and advertisers, including salaries for employees that market our system and travel expenses with respect to marketing.

    WEB-BASED CUSTOMER SUPPORT. Represents costs associated with developing a web-based customer support service.

    CUSTOM CHIP DEVELOPMENT AND MINIATURIZATION. Represents anticipated costs associated with the development of Application Specific Integrated Circuits for the miniaturization and optimization of our asset communicators.

    EXPANSION OF HARDWARE LAB. Represents costs associated with expanding our in-house capabilities for design and development of our products. Costs include additional design, simulation, test equipment and the purchase of additional prototyping tools.

    EXPANSION OF SOFTWARE LAB. Represents costs associated with purchasing tools to be used to enhance our software products as well as salaries for additional software engineers.

    RESEARCH AND DEVELOPMENT. Represents costs associated with initiatives intended to enhance the performance and increase the capability of our products. Costs include the hiring of additional employees, construction of prototypes and testing.

    WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. Working capital may be used, among other things, to pay salaries of our executive officers, rent, trade payables, professional fees, and other operating expenses. Please see "Management."

    The allocation of the net proceeds from this offering set forth above represents our best estimate based upon our currently proposed plans and assumptions relating to our operations and certain assumptions regarding general economic conditions. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions for other purposes.

    We anticipate that the net proceeds of this offering, together with projected revenues from our operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We cannot assure you, however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated. We also expect that, when the opportunity arises, we may acquire or invest in complementary businesses, products or technologies. We have no present understandings, commitments or agreements with respect to any material acquisition or investment.

    Pending the use of proceeds in the manner mentioned above, the net proceeds of this offering will be invested principally in short-term, interest-bearing investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                    DILUTION

    As of March 31, 1999, our net tangible book value was $965,000 or approximately $0.28 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock. After giving effect to the sale of the 2,000,000 shares of common stock offered hereby and after deducting the underwriting discount and estimated offering expenses payable by us, the net tangible book value, as adjusted, would have been approximately $13,110,000 or $2.42 per share. This represents an immediate increase in net tangible book value of $2.14 per share of common stock to existing stockholders and an immediate dilution of $4.58 per share or 65% to new investors. The following table illustrates this per share dilution

Initial public offering price.................................................             $    7.00
Net tangible book value before this offering..................................  $    0.28
Increase per share attributable to this offering..............................       2.14
                                                                                ---------
Adjusted net tangible book value per share after this offering................                  2.42
                                                                                           ---------
Dilution per share to new investors...........................................             $    4.58
                                                                                           ---------
                                                                                           ---------

    Assuming the exercise in full of the over allotment option, our net tangible book value at March 31, 1999 would have been approximately $2.63 per share, representing an immediate increase in net tangible book value of $2.35 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.37 per share to new investors.

    The following table summarizes the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share provided by existing stockholders and by investors purchasing shares of common stock in this offering.

                                                                                       TOTAL
                                                         SHARES PURCHASED          CONSIDERATION          AVERAGE
                                                       ---------------------  ------------------------   PRICE PER
                                                         NUMBER     PERCENT      AMOUNT       PERCENT      SHARE
                                                       ----------  ---------  -------------  ---------  -----------
Existing stockholders................................   3,414,000      63.1%  $   1,687,000      10.8%   $    0.49
New Investors........................................   2,000,000      36.9%     14,000,000      89.2%   $    7.00
                                                       ----------  ---------  -------------  ---------
    Total............................................   5,414,000     100.0%  $  15,687,000     100.0%
                                                       ----------  ---------  -------------  ---------
                                                       ----------  ---------  -------------  ---------

    This discussion and table assumes no exercise of other outstanding stock options or warrants. As of the date of this prospectus, there are options outstanding to purchase a total of 1,243,750 shares of common stock at a weighted average exercise price of $1.09 per share. To the extent these options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

    The following table sets forth our actual capitalization as of March 31, 1999. Our as adjusted capitalization reflects the sale by us of the common stock offered hereby less underwriting discounts and estimated offering expenses:

                                                                                             MARCH 31, 1999
                                                                                       ---------------------------
                                                                                          ACTUAL      AS ADJUSTED
                                                                                       ------------  -------------
Noncurrent notes payable-stockholders................................................  $     75,000  $      75,000

Stockholders' equity:
Preferred stock, $.01 par value: 5,000,000 shares authorized, none issued............            --             --
Common stock, $.01 par value: 15,000,000 shares authorized; 3,414,000 shares issued
  and outstanding, actual; 5,414,000 shares issued and outstanding, as adjusted......        34,000         54,000
Additional paid-in capital...........................................................     1,653,000     13,733,000
Accumulated deficit..................................................................      (677,000)      (677,000)
                                                                                       ------------  -------------
    Total stockholders' equity.......................................................     1,010,000     13,110,000
                                                                                       ------------  -------------
      Total capitalization...........................................................  $  1,085,000  $  13,185,000
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    Our stated number of shares of common stock outstanding does not include 200,000 shares of common stock reserved for issuance upon exercise of the representative's warrants and 1,243,750 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.09 per share.

                            SELECTED FINANCIAL DATA

    The selected statements of operations data for the years ended December 31, 1997 and December 31, 1998 and for the three-month periods ended March 31, 1998 and March 31, 1999 and the selected balance sheet data as of December 31, 1998 and March 31, 1999 have been derived from the audited and unaudited financial statements included elsewhere in this prospectus. Results for the three months ended March 31, 1999 are not necessarily indicative of those for the full fiscal year. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in the prospectus. We have historically been treated as an S Corporation and, accordingly, have not been subject to federal or state income taxes. Subsequent to December 31, 1998, we filed an election to be taxed as a C corporation effective January 1, 1999.

                                                                                             THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                ------------------------------------------------------  ----------------------
                                  1994*      1995*      1996*      1997*      1998*       1998*        1999
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues......................  $      --  $ 292,000  $ 321,000  $ 733,000  $3,324,000  $  411,000  $1,015,000
Cost of revenues..............         --    302,000    333,000    269,000   1,633,000     110,000     606,000
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Gross profit..................         --    (10,000)   (12,000)   464,000   1,691,000     301,000     409,000
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Operating costs and expenses:
  Selling, general and
    administrative............    129,000    312,000    574,000    460,000   1,083,000     219,000     392,000
  Research and development....      3,000    197,000      9,000     22,000      64,000       5,000          --
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Total operating costs and
  expenses....................    132,000    509,000    583,000    482,000   1,147,000     224,000     392,000
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Income (loss) from
  operations..................   (132,000)  (519,000)  (595,000)   (18,000)    544,000      77,000      17,000
Interest income (expense),
  net.........................                 6,000     10,000    (19,000)    (23,000)     (6,000)    (13,000)
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net income (loss) before
  income taxes................   (132,000)  (513,000)  (585,000)   (37,000)    521,000      71,000       4,000
Income tax provision
  (benefit)...................         --         --         --   (112,000)     45,000       6,000       2,000
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net income
  (loss)--historical..........  $(132,000) $(513,000) $(585,000) $  75,000  $  476,000  $   65,000  $    2,000
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                ---------  ---------  ---------  ---------  ----------  ----------  ----------
Historical net income per
  share--basic and diluted....                                                                            $.00
Weighted average common shares
  outstanding
  --basic.....................                                                                       3,414,000
  --diluted...................                                                                       3,947,000

------------------------------

* Pro forma net income (loss), which provides for federal and state income taxes which would have been provided had we been a C corporation for the years ended December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998 and the three months ended March 31, 1998 was $(132,000), $(513,000), $(585,000), $543,000, $284,000 and $39,000,
    respectively. Pro forma net income for 1997 includes a $468,000 pro forma income tax benefit that will not be available to offset C corporation income in future years. Pro forma net income (loss) per share, basic and diluted, for these periods was $(.12), $(.24), $(.20), $.17, $.08 and $.01, respectively. The weighted average common shares outstanding was 1,091,000, basic and diluted, for the year ended December 31, 1994, 2,103,000, basic and diluted, for the year ended December 31, 1995, 2,864,000, basic and diluted, for the year ended December 31, 1996, 3,154,000, basic and diluted, for the year ended December 31, 1997, 3,414,000, basic, and 3,779,000, diluted, for the year ended December 31, 1998 and 3,414,000, basic, and 3,526,000, diluted, for the three months ended March 31, 1998.

    The adjusted balance sheet data as of March 31, 1999 reflects the sale of 2,000,000 shares of common stock offered hereby after deducting the underwriting commission and other offering expenses.

                                                              AS OF DECEMBER 31,                        MARCH 31, 1999
                                            ------------------------------------------------------  -----------------------
                                                                                                                    AS
                                              1994       1995       1996       1997        1998       ACTUAL     ADJUSTED
                                            ---------  ---------  ---------  ---------  ----------  ----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 380,000  $ 503,000  $ 154,000  $ 406,000  $1,130,000  $1,432,000  $13,558,000
Working capital...........................    299,000    414,000     75,000    644,000   1,098,000     941,000   13,086,000
Total assets..............................    408,000    540,000    301,000    764,000   2,102,000   2,467,000   14,548,000
Total liabilities.........................     81,000     89,000    234,000    268,000   1,094,000   1,457,000    1,438,000
Total stockholders' equity................    328,000    451,000     67,000    496,000   1,008,000   1,010,000   13,110,000

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the financial condition and results of operations of I.D. Systems should be read in conjunction with I.D. Systems' financial statements and notes thereto and the other financial information included elsewhere in this prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. I.D. Systems' actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

    We were incorporated in August 1993 and began to derive revenues from our initial line of products in March 1995. Revenues are generated from design and engineering fees as well as sales of our system. Our fees relate to the time expended and expertise involved in customizing our system to the needs of each individual customer. In the future, we intend to generate additional revenues by selling software and hardware upgrades as well as on-going maintenance and support contracts to our existing customers. We anticipate that a greater portion of future revenues will be comprised of sales of our system.

    Our initial contract was entered into with the U.S. Postal Service to develop and install a pilot system in approximately 40 postal facilities in the Washington D.C. metropolitan area. In 1997, we entered into a follow-on agreement with the United States Postal Service which provides for the wireless monitoring and tracking of mail in approximately 300 postal facilities. The revenues expected from this agreement are approximately $6.7 million of which $3.7 million and $4.8 million had been recognized as of December 31, 1998 and March 31, 1999. In 1998, we obtained an order from Federal Express Corporation and orders from other companies for an integrated tracking and monitoring system for forklift trucks and other similar vehicles. We also entered into an agreement with Avis Rent A Car System, Inc., which provides for the pilot sale of a system which automates the car rental and return process.

    The U.S. Postal Service accounted for approximately 99%, 95% and 100% of our revenues in 1997, 1998 and the three months ended March 31, 1999. These contracts provide for revenue relating to labor, materials and delivery of goods. Our policy is to recognize revenues when time and material charges are incurred, services are performed or goods are delivered in accordance with conditions of related contracts. Amounts billed to customers that do not meet the conditions of our revenue recognition policy are recorded as deferred revenue until such conditions are met.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain operating information expressed as a percentage of revenue:

                                                                      FISCAL YEAR ENDED             THREE MONTHS ENDED
                                                               --------------------------------  ------------------------
                                                                DECEMBER 31,     DECEMBER 31,     MARCH 31,    MARCH 31,
                                                                    1997             1998           1998         1999
                                                               ---------------  ---------------  -----------  -----------
Revenues.....................................................         100.0%           100.0%         100.0%       100.0%
Cost of revenues.............................................          36.7             49.1           26.8         59.7
                                                                      -----            -----          -----        -----
Gross profit.................................................          63.3             50.9           73.2         40.3
Selling, general and administrative (expenses)...............          62.8             32.6           53.3         38.6
Research and development.....................................           3.0              1.9            1.2          0.0
                                                                      -----            -----          -----        -----
Income (loss) from operations................................          (2.5)            16.4           18.7          1.7
(Net) Interest expense.......................................          (2.6)            (0.7)           1.4          1.3
                                                                      -----            -----          -----        -----
Income before income tax provision (benefit).................          (5.1)            15.7           17.3          0.4
Income tax expense (benefit).................................         (15.3)             1.4            1.5          0.2
                                                                      -----            -----          -----        -----
Net income...................................................          10.2%            14.3%          15.8%         0.2%
                                                                      -----            -----          -----        -----
                                                                      -----            -----          -----        -----

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    REVENUES. Revenues increased to $1,015,000 in the three months ended March 31, 1999 from $411,000 in the three months ended March 31, 1998. This increase was primarily attributable to an increase in the amount of work that was performed by us under our contract with the United States Postal Service.

    COST OF REVENUES. Cost of revenues increased to $606,000 in the three months ended March 31, 1999 from $110,000 in the three months ended March 31, 1998. As a percentage of revenues, cost of revenues increased to 59.7% in the three months ended March 31, 1999 from 26.8% in the three months ended March 31, 1998. This increase was primarily attributable to an increase in the portion of revenues attributable to materials in the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 which typically have lower margins than revenues related to labor. Gross profit increased to $409,000 in the three months ended March 31, 1999 from $301,000 in the three months ended March 31, 1998. As a percentage of revenues, gross profit decreased to 40.3% in the three months ended March 31, 1999 from 73.2% in the three months ended March 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $392,000 in the three months ended March 31, 1999 from $219,000 in the three months ended March 31, 1998. Of this increase, $156,000 was attributable to an increase in salaries and recruiting fees resulting from an increase in personnel hired to accommodate our growth and from salary increases. As a percentage of revenues, selling, general and administrative expenses decreased to 38.6% in the three months ended March 31, 1999 from 53.3% in the three months ended March 31, 1998 due to operating efficiencies.

    RESEARCH AND DEVELOPMENT EXPENSES. During the three months ended March 31, 1998, we incurred $5,000 of expenses relating to the purchase of materials used for research and development, which were not related to customer projects. We did not incur any such expense during the three months ended March 31, 1999.

    INTEREST EXPENSE (NET). Interest expense (net) increased to $13,000 in the three months ended March 31, 1999 from $6,000 in the three months ended March 31, 1998. This increase was attributable to accelerated amortization of the debt discount due to payment of the stockholder loans, offset by an increase in interest income earned in the three months ended March 31, 1999 on larger average cash balances.

    INCOME TAXES. Income tax expense was $2,000 in the three months ended March 31, 1999 as compared to $6,000 in the three months ended March 31, 1998 as a result of less pre-tax income for the three months ended March 31, 1999. Beginning January 1, 1999, we became subject to federal and state income taxes as a C corporation.

    NET INCOME. Net income was $2,000 in the three months ended March 31, 1999 as compared to $65,000 in the three month period ended March 31, 1998. This decrease was due primarily to the reasons described above.

FISCAL 1998 COMPARED TO FISCAL 1997

    REVENUES. Revenues increased to $3,324,000 in fiscal 1998 from $733,000 in fiscal 1997. These increases were primarily attributable to a follow on contract entered into with the United States Postal Service.

    COST OF REVENUES. Cost of revenues increased to $1,633,000 in fiscal 1998 from $269,000 in fiscal 1997. As a percentage of revenues, cost of revenues increased to 49.1% in fiscal 1998 from 36.7% in fiscal 1997. This increase was primarily attributable to an increase in the portion of revenues attributable to materials in fiscal 1998 as compared to fiscal 1997 which typically have lower margins than revenues related to labor. Gross profit increased to $1,691,000 in fiscal 1998 from $464,000 in fiscal 1997. As a percentage of revenues, gross profit decreased to 50.9% in fiscal 1998 from 63.3% in fiscal 1997. Our gross margins decreased in 1998 from 1997 with respect to the contract entered into with the United States Postal Service and we expect that our gross margins will continue to decrease with respect to this agreement. We are uncertain whether our margins will decrease with respect to our contracts with our other customers due to our limited operating history.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 135% to $1,083,000 in fiscal 1998 from $460,000 in fiscal 1997. This increase is principally due to the growth in our operations, including, $255,000 attributable to an increase in salaries resulting from an increase in personnel hired during the year to accommodate our growth and salary increases and $91,000 attributable to rent. As a percentage of revenues, selling, general and administrative expenses decreased from to 32.6% in fiscal 1998 62.8% in fiscal 1997 due to operating efficiencies.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $64,000 in fiscal 1998 from $22,000 in fiscal 1997. This increase was attributable to increased research and development costs related to developing new applications for our products.

    INTEREST EXPENSE (NET). Interest expense (net) increased to $23,000 in fiscal 1998 from $19,000 in fiscal 1997. This increase was attributable to interest expense incurred in fiscal 1998 on larger average balances of stockholder notes and capital lease obligations, offset by an increase in interest income earned in fiscal 1998 on larger average cash balances.

    INCOME TAXES. Local income tax expense was $45,000 in fiscal 1998 as compared to a $112,000 income tax benefit in fiscal 1997. The 1997 amount reflects the recognition of a benefit from net operating loss carry forwards generated through December 1997.

    NET INCOME. Net income increased to $476,000 in fiscal 1998 from $75,000 in fiscal 1997. This increase was due primarily to the reasons described above.

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1999, we had $1,432,000 of cash and cash equivalents and $941,000 of working capital as compared to $1,130,000 and $1,098,000, respectively at December 31, 1998.

    Net cash provided by operating activities was $856,000 in 1998 as compared to $211,000 used in operating activities in 1997. Net cash provided by operating activities in 1998 was primarily due to net income of $476,000, a $266,000 increase in accounts payable and accrued expenses and a $545,000 increase in deferred revenue, partially offset by a $601,000 increase in accounts receivable. The use of cash in operating activities in 1997 was primarily due to a $114,000 decrease in accounts payable and a $75,000 increase in accounts receivable.

    Cash used in investing activities in 1998 was $76,000 as compared to $31,000 in 1997. The use of cash in investing activities in 1998 and 1997 reflect capital expenditures for fixed assets.

    Net cash used in financing activities was $56,000 in 1998 as compared to $494,000 provided by financing activities in 1997. Cash used in financing activities in 1998 is primarily due to the repayment of stockholder loans in the amount of $50,000. Cash provided by financing activities in 1997 resulted primarily from $200,000 of proceeds from the issuance of common stock and promissory notes and $274,000 of proceeds from the issuance of common stock in connection with the exercise of warrants.

    Net cash provided by operating activities was $482,000 for the three months ended March 31, 1999 as compared to $7,000 for the three months ended March 31, 1998. Net cash provided by operating activities in the three months ended March 31, 1999 was primarily due to an increase in deferred revenue of $494,000, and a decrease in accounts receivable of $94,000, partially offset by an increase in prepaid expenses and other assets of $103,000.

    Cash used in investing activities in the three months ended March 31, 1999 was $49,000 as compared to $29,000 in the three months ended March 31, 1998. This increase reflects capital expenditures for fixed assets.

    Net cash used in financing activities was $131,000 in the three months ended March 31, 1999 as compared to $2,000 in the three months ended March 31, 1998. Cash used in financing activities in the three months ended March 31, 1999 resulted primarily from a $106,000 repayment of notes payable to stockholders.

    We believe our operations have not been and, in the foreseeable future, will not be materially adversely affected by inflation or changing prices.

RECENTLY ISSUED FINANCIAL STANDARDS

    We believe that recently issued financial standards will not have a significant impact on our results of operations, financial position or cash flows.

YEAR 2000 RISK

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    STATE OF READINESS

    We have made a preliminary assessment of the Year 2000 readiness of our products and operating, financial and administrative systems, including the hardware and software that comprise our system. Our assessment plan consists of:

    - assessing non-information technology such as material hardware, software and services that are both directly and indirectly related to the delivery of our system to our users;

    - assessing information technology such as operating, financial and administrative systems;

    - assessing repair or replacement requirements;

    - implementing repair or replacement; and

    - creating contingency plans in the event of Year 2000 failures.

    The software which has been developed, tested and currently comprises our system and which is characterized as non-information technology systems is Year 2000 compliant. Our Year 2000 compliance process is complete with respect to systems which have been developed. We are conducting testing procedures for all other information and non-information software and systems which we are in the process of developing and which we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the operating, financial and administrative systems that we use, which are characterized as information technology systems, steps will be taken to ensure that these third-party systems are Year 2000 compliant. We will also take steps to ensure that our sub-contractors are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. We plan to complete this process prior to the end of the third quarter of fiscal 1999. Until such testing is completed we will not be able to completely evaluate whether our systems will need to be revised or replaced. We have the ability to use numerous third party system developers and supporters and numerous sub-contractors and our developers, supporters and sub-contractors may be replaced without a material adverse effect on our operations. Accordingly, we do not consider any particular third party relationships to be material to our operations.

    COSTS

    To date, we have incurred immaterial costs on Year 2000 compliance issues. Most of our expenses are related to, and are expected to continue to be related to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. We anticipate that our expenses shall continue to be immaterial. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

    RISKS

    We are not currently aware of any Year 2000 compliance problems relating to our system that would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that we will not discover Year 2000 compliance problems in our system that will require substantial revision. In addition there can be no assurance that third-party software, hardware or services on which our system will operate will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed propriety software or third-party software, hardware or services on a timely basis could, in the worst case scenario, result in lost revenues, increased operating costs or the loss of customers and other business interruptions, such as delays in delivering products to our customers due to our sub-contractors' delay in supplying us with components, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the failure of our customers to fix or replace their software or hardware on a timely basis could result in an indirect adverse effect on our business, financial condition and results of operation.

    We do not as of yet have a contingency plan for Year 2000 issues but plan to create one prior to the end of the third quarter of fiscal 1999 if we determine pursuant to our evaluations that such plan is necessary. We may consider contracting with other system developers, supporters and sub-contractors which are Year 2000 compliant if we determine that our existing developers, supporters and sub-contractors are not compliant.

    In addition, there can be no assurance that governmental agencies, utility companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systematic failure beyond our control such as a transportation systems, telecommunications or electrical failure, which could also prevent us from delivering our system to our customers or decrease the commercial activity of our customers, which could have a material adverse effect on our business, financial condition and results of operations.

                                    BUSINESS

GENERAL

    We design, develop, and produce a wireless monitoring and tracking system that uses radio frequency technology. Our system can monitor, track, analyze, and control the movement of virtually any object, including vehicles, equipment and packages. Our products enable users to improve operating efficiencies, reduce costs, and increase profits. Our principal customer to date has been the United States Postal Service. Federal Express Corporation, Avis Rent A Car System, Inc., Ford Motor Corporation, Hallmark Cards, Inc., QVC Inc. and World Color Press, Inc. have also recently placed orders for our system. For the year ended December 31, 1998, sales were approximately $3.3 million resulting in income from operations of approximately $500,000.

INDUSTRY OVERVIEW

    GROWTH OF THE AUTOMATIC DATA COLLECTION MARKET

    Our products are targeted to the automatic data collection market. This market refers to companies that use bar-coding equipment to electronically identify and track objects. Bar-coding technology poses numerous limitations including line-of-sight-only capability, required human intervention and inability to monitor and control the item to which a bar-code is affixed.

    CONVENTIONAL RADIO FREQUENCY IDENTIFICATION SYSTEMS

    Radio frequency identification has been developed to address the problems presented by bar-coding technology. The basic components of any radio frequency identification system are tags and readers. Each tag contains a miniature receiver/transmitter and an antenna, controlled by a computer chip. The reader is a more sophisticated microprocessor controlled transmitter and receiver. Tags typically contain information uniquely identifying the persons or objects to which they are attached. Tags transmit data to a central computer, which decides on a subsequent course of action, including opening a door, sounding an alarm, debiting an account, sending routing instructions or similar activities.

    Radio frequency has many advantages over bar-coding systems, including greater range and accuracy, reduced line-of-sight requirements, rapid identification, and resistance to environmental influences such as dirt, rain and extreme temperatures. Frost & Sullivan has reported that in 1985, revenues in the United States for the radio frequency identification portion of the automatic data collection market were $7.5 million. According to Venture Development Corp., in 1997, total global revenues reached $540 million and are expected to grow to $1.6 billion by 2002.

    Current radio frequency identification products are typically divided into two categories: read-only systems and read-write systems.

    - READ-ONLY SYSTEMS. Read-only products were the first wireless automatic identification products and were designed to, in certain circumstances, replace bar-code technology. By using wireless identification tags, these products reduce line-of-sight reading requirements, increase the amount of data that can be transferred and allow for accurate readings in harsh environments and on moving objects. These systems read, store, and maintain such information in a database in a centralized computer. We believe that read-only systems have not gained widespread acceptance because of the large costs associated with their use as compared to the benefits they provide.

    - READ-WRITE SYSTEMS. Read-write systems were developed in order to solve some of the limitations presented by read-only systems. Read-write products store specific information directly on the tags, eliminating the need to access a database in a centralized computer. However, a central controlling computer or mainframe is needed to interpret the information received from the tags and manage the decisions based on that information. The continued need for central computer control results in systems that are relatively expensive.

I.D. SYSTEMS SOLUTION AND OUR BENEFITS

    We have improved the conventional read-write system by providing processing power, memory and data storage into our asset communicators, or tags, and system monitors, or readers. As a result, our system does not require a controlling central or mainframe computer to perform data communication and analysis functions. This distinguishes our system from competing systems.

    The benefits and advantages of our system include the following:

    - INCREASED FLEXIBILITY. Our system is capable of meeting each customer's requirements through low-cost customization. Due to our system's flexibility, we can readily market our product to a diverse number of industries by modifying the system software as well as the size and shape of our devices.

    - LOW COST. By providing processing power and memory into our system components, we eliminate the need for customers to purchase and install a dedicated central or mainframe computer and associated software and required communication links. As a result, we believe our system costs substantially less than competitive systems.

    - HIGHLY RELIABLE. Our system eliminates system-wide failures that result from "crashing" at the mainframe central station, or broken communication links between a network of conventional readers and the central controlling computer.

    - HIGHLY FUNCTIONAL. By providing computer capabilities into our asset communicators and system monitors, our system can monitor and track the object to which it is attached as well as control various peripheral devices, such as magnetic card readers, displays, and keypads.

STRATEGY

    Our objective is to be the leading provider of wireless monitoring and tracking systems. Key elements of our strategy are as follows:

    EXPAND PRODUCT CAPABILITIES AND APPLICATIONS. We intend to continue to expand our product's capabilities and applications. We believe that the fundamental architecture of our products can be customized to support additional features and functions which will broaden our customer base. As part of this strategy, we have devoted and will continue to commit significant resources to develop Application Specific Integrated Circuits that decrease the size of our asset communicators as well as increase the functionality of our system.

    STRENGTHEN SALES AND MARKETING EFFORTS. We intend to capitalize on the growth in demand for automatic identification by continuing to market and support our products and services. We also plan to strengthen our marketing, sales and customer support efforts, including internet advertising, as the size of our market opportunity and customer base increases. We will continue to target large corporations and government agencies as well as develop strategic relationships with system integrators and distributors in each of our target markets.

    DEVELOP ADDITIONAL REVENUE SOURCES. We intend to generate significant revenues beyond the initial sale and installation of our base systems. We expect to sell software and hardware upgrades as well as ongoing maintenance and support contracts to our existing customers.

OUR SYSTEM

    The main components of our wireless monitoring and tracking system are miniature computers called asset communicators that attach to the objects being tracked or monitored. Each asset communicator has its own unique identification code. Once attached to its assigned item, an asset communicator provides for the two-way transfer of information using radio transmissions to and from strategically-located monitoring devices called system monitors. Such two-way communication is accomplished without a central or controlling mainframe computer network. Our asset communicators can be tailored to fit the dimension and functions of various objects. This flexibility allows our system to be used in a wide variety of applications. We have obtained a patent for our system's architecture.

    Our system includes operating system software that runs on an existing mainframe or personal computer to allow the system user to collect, manipulate and display data from system monitors and asset communicators. This software also enables data to be exchanged between existing computer databases and the system monitor network. Customers with multiple facilities can access the data for each facility over the Internet.

    We believe that one of the more significant features of our system is that the asset communicator is a mini-computer, capable of being programmed. Similar to a personal computer, the software can be customized for several different applications by changing its program. For example, the United States Postal Service may elect to use the same asset communicator and system monitor hardware to track mail as Federal Express to track vehicles. The difference lies in the software that controls when, how, what and to whom each asset communicator communicates, including storage and analysis. Each asset communicator and system monitor is capable of controlling other devices such as a keypads, displays, locks, or thermometers. This flexibility will allow our products to meet the requirements of a wide range of markets while minimizing additional hardware design and development costs.

OUR INITIAL TARGET MARKETS

    We intend to emphasize our system's ability to adapt to the individual needs of customers in a broad range of industries and applications. By modifying our software without modifying our core technology, we can easily and cost-effectively customize our system for a wide variety of uses. Initially, we will target the following market segments:

    - shipping and delivery companies;

    - companies with fleets of forklift trucks and other similar vehicles;

    - car rental companies; and

    - railroad and transportation companies.

    SHIPPING AND DELIVERY COMPANIES

    Our system can be used by postal services and private sector shipping companies to track packages as they travel through key points in distribution centers. In these facilities, our system can be used to:

    - analyze the speed and efficiency of package handling operations;

    - identify bottlenecks in package handling operations;

    - indicate where packages become misrouted; and

    - locate misrouted packages.

    The United States Postal Service inserts our asset communicators into standard business envelopes which are tracked by system monitors throughout the mail collection and distribution process. The

United States Postal Service uses the data collected by our system to analyze performance and highlight problem areas in the processing of mail.

    COMPANIES WITH FLEETS OF FORKLIFTS AND OTHER SIMILAR VEHICLES

    A wide variety of businesses can use our system to manage and monitor fleet operations, such as forklift trucks and other similar vehicles in order to become more efficient and provide security.

    During a work shift, the system continually monitors and tracks each vehicle. The system:

    - continually updates each vehicle's location;

    - enables real-time, two-way communication with individual vehicle operators;

    - provides maintenance schedules;

    - warns of mechanical problems;

    - tracks each vehicle's use, including engine hours, battery charge, time spent in motion and time spent idle;

    - requires an operator to enter a PIN authorization code or swipe a security card to secure the vehicle; and

    - requires the operator to conduct an Occupational Safety and Health Administration checklist.

    Our system provides benefits after the shift has completed. The system can provide an evaluation of vehicle condition after the trip is completed, log the operator off the vehicle without paperwork or direct human supervision, and shut off the vehicle automatically. A manager can evaluate data in real-time or study historical information stored in the system's databases.

    We have received orders and delivered systems to the Federal Express Corporation to monitor certain of their forklift trucks and other similar vehicles. We have also received orders and delivered equipment to the United States Postal Service's New Jersey International and Bulk Mail Center and we have received orders from the United States Postal Service's Springfield Bulk Mail Center, to monitor and control their forklift trucks and other similar vehicles. We have also received orders from Ford Motor Corporation, QVC, Inc., Hallmark Cards, Inc. and World Color Press, Inc. for systems to monitor their forklift trucks and other similar vehicles.

    CAR RENTAL COMPANIES

    Car rental companies can use our system for security, inventory control, and value added services, as well as to improve overall operations. By attaching asset communicators to rental cars, car rental companies can obtain real-time information regarding all available rental cars at any site. This information may include:

    - number of available rental cars;

    - vehicle identification numbers, make, model and year;

    - fuel level and mileage;

    - service and maintenance history; and

    - rental history.

    Our system also provides car rental companies with an automated and efficient vehicle check-in and checkout process. We believe that car rental companies desire to offer value added services and that our system provides competitive advantages to rental car companies. Since our system is fully automated, we believe that it offers a major reduction in the time and inconvenience typically associated with the pick-up and return of a rental car. Also, our system offers rental car companies the opportunity to reduce their staffs because we believe that fewer service representatives will be required at each location at which our system is installed. We have entered into an agreement with Avis to install and test a pilot system to track their rental vehicles.

    RAILCAR AND TRANSPORTATION COMPANIES

    Conventional radio frequency identification tags used in this industry are typical tags that are "read-only." As a result, we believe that the railcar and container industry will benefit from the advantages of a wireless monitoring and tracking system. We believe that our system will allow users in this industry to:

    - cost-effectively locate specific railcars and containers anywhere in the world;

    - monitor a railcar and containers' environment and pressure;

    - keep an accurate inventory of containers at each depot;

    - prevent theft, misuse or accidental use of containers as they arrive;

    - ensure that railcars and containers are inspected on schedule; and

    - keep an accurate history of the use of each railcar and container.

CURRENT CUSTOMERS

    U.S. POSTAL SERVICE

    The U.S. Postal Service is using our system to track the progress of letters as they move into and out of selected postal facilities. The U.S. Postal Service inserts our asset communicators into standard business envelopes which are tracked by system monitors throughout the mail collection and distribution process. The data collected provides evidence of performance and highlights problem areas in the processing of mail. Our system also allows the U.S. Postal Service to identify and eliminate bottlenecks within their facilities, which can help improve the efficiency of the mail service. The initial program lasted through the end of December 1996. In August 1997 the U.S. Postal Service entered into an agreement with us to place our system in approximately 300 facilities by the end of 1999. This agreement expires in September 2000.

    We have received orders and delivered equipment to the United States Postal Service's New Jersey International and Bulk Mail Center and we have received orders from the United States Postal Service's Springfield Bulk Mail Center, to track and control their forklift trucks and other similar vehicles. Our system provides information as to each lift truck's use, including the time spent in motion and time spent idle.

    FEDERAL EXPRESS CORPORATION

    We have received orders from and delivered equipment to Federal Express for the installation of our system in certain Federal Express vehicles. Federal Express may use this equipment to provide information on the usage of such vehicles. The term of our agreement with Federal Express expires on May 31, 2002 but may be terminated earlier by either party upon 30 days prior written notice.

    AVIS RENT A CAR SYSTEM, INC.

    In October 1998, we entered into an agreement with Avis Rent A Car System, Inc. for a pilot system. Avis will test our system in a select location to determine whether our system will effectively monitor and track their rental cars and automate their car rental and return process. By attaching asset communicators to rental cars, Avis will be able to obtain real-time information on all available cars, including fuel, mileage, service and maintenance history. Our system can also provide Avis with an automated and efficient car check-in and check-out process. If this test is successful, Avis may purchase our system for its entire U.S. fleet. If this occurs, we have agreed not to provide our system to another rental car company for fifteen months.

SALES AND MARKETING

    As of the date of this prospectus, our team consists of employees who market our system directly to large corporations and government agencies and by attending trade shows. After this offering, we will expand our national sales and marketing team.

    In April 1999, we were awarded a U.S. General Services Administration contract. The award of this contract enables any government agency to purchase our products on an off-the-shelf basis, without competitive bidding for a period of five years. We believe that this contract provides significant sales opportunities with other government agencies.

    We plan to add features to our website to introduce prospective customers to our system and its benefits. Visitors to our website will be able to compare their vehicle performance to industry averages, "test drive" our system, and forecast their potential return on an investment in our system. We intend to increase traffic on our website by advertising on other related websites.

MANUFACTURING

    The software and hardware components of our products are designed, integrated and tested at our facilities. We also manufacture initial prototypes at our facilities. We have arrangements with two subcontractors to produce our products on an as needed basis. We do not invest in costly production equipment, employees and facilities that would be required if we were to manufacture our products in high volume. We have not, however, entered into an agreement providing for a long-term commitment with these subcontractors to manufacture our products.

RAW MATERIALS AND SOURCE OF SUPPLY

    The principal raw materials we require are electronic components such as capacitors, resistors, and circuit boards. We obtain all of our raw material requirements from local distributors and through representatives of various manufacturers. We have numerous suppliers for each of our raw materials and believe that such materials are readily available. We have never experienced any disruption in the supply of any raw material that has had a material impact on our operations.

RESEARCH AND DEVELOPMENT

    We believe that our current products can be readily adapted for use in a wide variety of markets. To maintain our competitive advantage in the market, we plan to continue our research and development efforts to:

    - EXPAND THE FLEXIBILITY OF OUR PRODUCTS. We intend to concentrate our software design effort on developing systems for each new customer's needs. We will, at the same time, attempt to develop "off-the-shelf" systems to allow for widespread use of our hardware and software.

    - REDUCE THE COST AND SIZE OF OUR SYSTEM. Our design objective is to integrate the asset communicator's electronic components into Application Specific Integrated Circuits. This will allow us to reduce the size of our system significantly and permit high volume production. These two improvements will enable us to reduce the cost of our system. To accomplish this, we intend to expand our in-house hardware design capability to design, test, and support the development of this computer chip.

    We spent approximately $22,000 in fiscal 1997, approximately $64,000 in fiscal 1998 on research and development. No research and development expenses were incurred in the three months ended March 31, 1999.

COMPETITION

    The market for wireless monitoring and tracking systems is relatively new, constantly evolving and intensely competitive. We expect that competition will intensify in the near future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than us. Our principal competitors in the development and distribution of wireless monitoring and tracking systems include: Unova, Inc., Motorola, Inc., Texas Instruments Incorporated, Raytheon Company, Kasten Chase Applied Research and Micron Communications, Inc. As a result, such competitors may be able to develop products comparable or superior to us or adapt more quickly to new technologies or evolving customer requirements. Competitive factors in this market include:

    - the ability to customize technology to a customer's particular use;

    - quality and reliability of products and software;

    - ease of use and interactive features;

    - cost per system; and

    - compatibility with the user's existing network components and software systems.

INTELLECTUAL PROPERTY

    We currently have one patent issued in the U.S. relating to our product's architecture and technology and corresponding applications in selected foreign countries. The patent and currently pending corresponding foreign applications may not provide us with any competitive advantage. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent is issued in the future to a competitor which covers our products, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, nor design around the patent.

    We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether we infringe patents or other proprietary rights held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to:

    - obtain licenses to continue offering such products without substantial reengineering;

    - reengineer our products successfully;

    - obtain licenses on commercially reasonable terms, if at all; or

    - litigate an alleged infringement successfully or settle without substantial expense and damage awards.

    Any claims against us relating to the infringement of third-party proprietary rights, even if without merit, could result in our spending significant financial and managerial resources or in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.

    Our software products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult. In general, our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws may not be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by us. Our failure or inability to protect our proprietary rights could materially adversely affect our business, financial condition and results of operations.

EMPLOYEES

    We currently have 22 full time employees, of which 15 are engaged in product development and customization, three in manufacturing, three in marketing, and one in operations and administration. We expect to hire additional employees following this offering. None of our employees is represented by a union and we have not experienced any work stoppages.

PROPERTY

    We lease approximately 5,650 square feet of office space in New York, New York pursuant to a lease that expires on March 31, 2003. The rent is currently $9,040 per month, excluding any commitment to contribute towards increases in real estate taxes, and will increase annually to a maximum rental of $10,741 per month.

LEGAL PROCEEDINGS

    We currently are not involved in any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following are our directors, nominees for directors and executive officers:

NAME                                      AGE      POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Kenneth S. Ehrman...................          29   President and Director
Jeffrey M. Jagid....................          30   Chief Operating Officer, General Counsel and Director
N. Bert Loosmore....................          30   Executive Vice President of Engineering and Director
Michael L. Ehrman...................          26   Executive Vice President of Software Development
Bruce Jagid.........................          59   Treasurer and Director
Martin G. Rosansky..................          60   Secretary and Director
Lawrence Burstein...................          56   Nominee for Director
Robert J. Reale.....................          53   Nominee for Director

    KENNETH S. EHRMAN is a founder and has been President and director of I.D. Systems since inception in 1993. He graduated from Stanford University in 1991 with a Bachelor of Science in Industrial Engineering, where he studied Management, Production and Finance. Upon his graduation, and until the inception of I.D. Systems in 1993, Mr. Ehrman worked as a production manager with a Silicon Valley networking company. Mr. Ehrman is the brother of Michael L. Ehrman.

    JEFFREY M. JAGID has been Chief Operating Officer and director of I.D. Systems, as well as its General Counsel since he joined I.D. Systems in 1995. Mr. Jagid received a Bachelor of Business Administration from Emory University in 1991 and a Juris Doctor degree from the Benjamin N. Cardozo School of Law in 1994. Prior to joining I.D. Systems, Mr. Jagid was a corporate litigation associate at the law firm of Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP, in New York City. Mr. Jagid is a member of the Bars of the States of New York and New Jersey. Mr. Jagid is the son of Bruce Jagid.

    N. BERT LOOSMORE is a founder and has served as the Executive Vice President of Engineering and Director of I.D. Systems since inception. Mr. Loosmore graduated from Stanford University in 1991 with a Bachelor of Science in Electrical Engineering, where he concentrated on computer hardware and software, including microprocessor design. From 1991 to 1992, he worked at International Business Machines, Inc. as a Design and Test Engineer and later as a Production Engineer. From 1992 until the inception of I.D. Systems in 1993, Mr. Loosmore was a Production Engineer at a Silicon Valley networking company.

    MICHAEL L. EHRMAN has served as the Executive Vice President of Software Development since he joined I.D. Systems in 1995. Mr. Ehrman served as a director of I.D. Systems from the date he joined I.D. Systems until April 1999. Mr. Ehrman graduated from Stanford University in 1994 with a Master of Science in Engineering Economics Systems as well as a Bachelor of Science in Computer Systems Engineering. Upon his graduation in 1994, Mr. Ehrman was employed as a Consultant for Anderson Consulting in New York. Mr. Ehrman is the brother of Kenneth Ehrman.

    BRUCE JAGID is a founder, and has served as Treasurer and a director of I.D. Systems since inception. Mr. Jagid has served as Chairman of the Board of Directors of Ultralife Batteries, Inc., a public company devoted to the development and manufacture of primary and secondary lithium battery systems, from March 1991 to January 1999, served as Chief Executive Officer from January 1992 to January 1999 and currently serves as a director. Mr. Jagid co-founded and served as a director of Zatec, Inc., a manufacturer of precision components from 1991 to 1997, when Zatec was sold. Mr. Jagid also co-founded Coining Technologies, Inc., a metal stamping company, in 1991 and has since served as its President and director. Mr. Jagid also serves as a President and director of Brumar

Industries, Inc., an investment and consulting company which he co-founded in 1989. Mr. Jagid is also a director of THQ, Inc. Mr. Jagid co-founded Power Conversion, Inc. in 1970, and was its President until January 1989. Mr. Jagid received his Bachelor of Science in Mechanical Engineering from the City College of New York and obtained his masters degree in Mechanical Engineering from Rensselaer Polytechnic Institute. Mr. Jagid is the father of Jeffrey M. Jagid.

    MARTIN G. ROSANSKY is a founder, and has served as Secretary of I.D. Systems since inception. In March 1991 Mr. Rosansky co-founded and served as the Vice Chairman of Ultralife Batteries, Inc. Mr. Rosansky co-founded Zatec, Inc. in 1991 which was sold in 1997. Mr. Rosansky currently serves as Chief Operating Officer and Director of Coining Technologies, Inc., which he co-founded in 1991, and Brumar Industries, Inc., which he co-founded in 1989. In 1970, Mr. Rosansky co-founded Power Conversion, Inc., where he was Chairman of the Board, Secretary and Treasurer from 1970 to January 1989. Mr. Rosansky earned a Bachelor of Science in Mechanical Engineering from Polytechnic Institute of Brooklyn.

    LAWRENCE BURSTEIN has been nominated as a director of I.D. Systems, and is expected to become a director following the consummation of this offering. Since March 1996, Mr. Burstein has served as President and director of Unity Venture Capital Associates, Ltd., a private investment company. From January 1982 to March 1996, Mr. Burstein was Chairman of the Board and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is a director of THQ, Inc., Brazil Fast Food Corp., CAS Medical Systems, Inc., Unity First Acquisition Corp., Quintel Communications, Inc. and Medical Nutrition Inc. Mr. Burstein received a Bachelor of Arts in Economics from the University of Wisconsin and a Bachelor of Law from Columbia Law School.

    ROBERT J. REALE has been nominated as a director of I.D. Systems, and is expected to become a director following the consummation of this offering. Mr. Reale has served as President and Chief Executive Officer of Montenay International Corp., a holding company primarily specializing in the design, construction, operation and maintenance of waste processing and power generation plants. From 1992 to 1995, Mr. Reale served as President and Chief Executive Officer of Savoy Environmental, Inc., a company funded by domestic and international investors for the purpose of acquiring interests in environmental companies. In 1987, Mr. Reale founded JWP Energy & Environment. From 1972 to 1987, Mr. Reale was employed by International Paper Co. where he was a Vice President and General Manager of its Kraft Paper Group. Mr. Reale earned a Bachelor of Science from Hofstra University, a masters degree in Management from the Polytechnic Institute of Brooklyn and completed the Executive Masters in Business Administration from Dartmouth's Amos Tuck School of Business.

    All directors currently hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Our executive officers serve at the discretion of the Board of Directors and until their successors are duly elected and qualified.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid or accrued, for the fiscal years ended December 31, 1998, for I.D. Systems' President and three most highly compensated executive officers other than its President, whose salary and bonus were in excess of $100,000. There is no executive officer, other than those listed on the following table, who was awarded, earned or paid more than $100,000 for the fiscal year ended December 31, 1998.

                                                                ANNUAL COMPENSATION             LONG-TERM
                                                                                          COMPENSATION AWARDS($)
                                                                --------------------  ------------------------------
                                                                                      RESTRICTED      SECURITIES
                                                                                         STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION                                     SALARY($)  BONUS($)      AWARD      OPTIONS/SARS(#)
--------------------------------------------------------------  ---------  ---------  -----------  -----------------
Kenneth S. Ehrman.............................................  $  80,000  $  40,000          --              --
  President
Jeffrey M. Jagid..............................................  $  80,000  $  40,000          --              --
  Chief Operating Officer and General Counsel
N. Bert Loosmore..............................................  $  80,000  $  40,000          --              --
  Executive Vice President of Engineering
Michael L. Ehrman.............................................  $  80,000  $  40,000          --              --
  Executive Vice President of Software Development

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth stock options granted during the year ended December 31, 1998 to I.D. Systems' President and three most highly compensated executive officers. No options were exercised by such persons during fiscal 1998.

    The following options:

    - were granted under I.D. Systems' 1995 Employee Stock Option Plan;

    - vest 20% on the first anniversary of the date of grant and an additional 20% each subsequent anniversary from the date of grant; and

    - are exercisable at a price which represents the fair market value for the common stock on the date of grant.

                                                                      PERCENT OF
                                                        NUMBER OF    TOTAL OPTIONS
                                                         SHARES         GRANTED
                                                       UNDERLYING    TO EMPLOYEES
                                                         OPTIONS    IN FISCAL YEAR     EXERCISE         EXPIRATION
NAME                                                     GRANTED          (%)        PRICE ($/SH)          DATE
-----------------------------------------------------  -----------  ---------------  -------------  ------------------
Kenneth S. Ehrman....................................      56,250           12.9%      $    1.20        September 2008
Jeffrey M. Jagid.....................................      90,625           20.7%      $    1.20        September 2008
N. Bert Loosmore.....................................      56,250           12.9%      $    1.20        September 2008
Michael L. Ehrman....................................      90,625           20.7%      $    1.20        September 2008

                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding options held as of December 31, 1998 by each of I.D. Systems' President and three most highly compensated executive officers. No options were exercised by such persons during fiscal 1998. There was no public trading market for our common stock as of December 31, 1998. The value of unexercised in-the-money options at fiscal year-end is based on the assumed initial public offering price of $7.00 per share less the exercise price per share.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                        OPTIONS OF FISCAL YEAR END   IN-THE-MONEY OPTIONS AT
                                                   (#)                  FISCAL YEAR-END($)
                                        --------------------------  --------------------------
NAME                                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  -------------  -----------  -------------
Kenneth S. Ehrman.....................      47,500        121,250      290,500        713,250
Jeffrey M. Jagid......................      72,500        205,625      420,500      1,192,625
N. Bert Loosemore.....................      47,500        121,250      290,500        713,250
Michael L. Ehrman.....................      72,500        205,625      441,500      1,206,625

EMPLOYMENT AGREEMENTS

    We have entered into three year employment agreements with each of Kenneth Ehrman, Jeffrey Jagid, N. Bert Loosmore and Michael Ehrman. Pursuant to the agreements, Kenneth Ehrman and Jeffrey Jagid are entitled to base salaries of $108,000 and N. Bert Loosmore and Michael Ehrman are entitled to base salaries of $96,000. Each employment agreement also provides that the employee is entitled to a bonus as determined by the board of directors, from time to time, and options under I.D. Systems' 1999 Stock Option Plan. Each Employment Agreement provides for a term of three years and is renewable upon mutual consent.

    The employment agreements may be terminated for cause and, in the event of change in control of I.D. Systems, each employee is entitled to a lump sum payment equal to the greater of one year's salary or the base salary and benefits that would have been received by the employee if he had remained employed by I.D. Systems the remainder of the three year term.

    The employment agreements also contain confidentiality and non-competition provisions prohibiting the employee from competing against I.D. Systems and disclosing trade secrets and other proprietary information.

1995 EMPLOYEE STOCK OPTION PLAN

    In July 1995, the board of directors of I.D. Systems adopted a stock option plan. This plan authorizes the granting of options to purchase up to an aggregate of 1,250,000 shares of common stock to its key employees and consultants. The options are non-qualified stock options. As of the date of this prospectus, options to purchase 1,243,750 shares of common stock are outstanding under this plan. Options to purchase 337,500 shares are exercisable at $.80 per share and options to purchase 906,250 shares are exercisable at $1.20 per share. The options vest over a period of five years. This plan terminates at the close of business on July 8, 2005.

1999 STOCK OPTION PLAN

    In April 1999, the board of directors and stockholders of I.D. Systems adopted the 1999 Stock Option Plan, pursuant to which, 812,500 shares of common stock are reserved for issuance upon the exercise of options. This plan is designed to serve as an incentive for retaining qualified and competent employees, directors and consultants.

    Our board of directors, or a committee administers this plan and is authorized, in its discretion, to grant options to all eligible employees of this plan including officers and directors of, and consultants to, I.D. Systems. The plan provides for the granting of both incentive stock options and non-qualified stock options. Options can be granted under this plan on terms and at prices as determined by the board of directors, or a committee of the board of directors, except that the exercise price of incentive options will not be less than the fair market value of common stock on the date of grant. In the case of an incentive stock option granted to a stockholder who owns more than 10% of the total combined voting power of all classes of stock of I.D. Systems, the per share exercise proceeds will not be less than 110% of the fair market value on the date of grant. The aggregate fair market value, determined on the date of grant, of the shares covered by incentive stock options granted under the plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

    As of the date of this prospectus, we have agreed to grant 35,000 options to purchase common stock under this plan.

1999 DIRECTOR OPTION PLAN

    Non-employee directors are entitled to participate in the 1999 Director Option Plan. This plan was adopted by the board of directors and approved by the stockholders in April 1999. This plan will not become effective until the date of this offering. This plan has a term of ten years, unless terminated sooner by the board. A total of 300,000 shares of common stock have been reserved for issuance under this plan.

    This plan provides for the automatic grant of 15,000 shares of common stock to each non-employee director at the time he or she is first elected to the board of directors. He or she will automatically be granted a subsequent option to purchase 2,000 shares of common stock on the first day of each fiscal quarter, if on such date he or she has served on the board for at least six months. Each option grant under this plan will have a term of 10 years and will vest on a cumulative monthly basis over a four-year period. The exercise price of all options will be equal to the fair market value of the common stock on the date of grant.

    Each of the plans provides for vesting to accelerate and become fully vested in the event of a change of control of I.D. Systems and the options are not assumed or substituted by a successor competitor.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have established a compensation committee which consists of Bruce Jagid and Martin Rosansky. We intend to establish an audit committee of the Board of Directors within 90 days after the consummation of this offering which will be comprised of at least two independent directors.

DIRECTOR COMPENSATION

    I.D. Systems reimburses its directors for reasonable travel expenses incurred in connection with their activities on behalf of I.D. Systems but does not pay its directors any fees for board participation. Each non-employee director will automatically be granted 15,000 shares of common stock at the time he or she is first elected to the board of directors and options to purchase 2,000 shares of common stock on the first day of each fiscal quarter, if on such day he or she has served on the board for at least six months.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation eliminates the liability of a director of I.D. Systems for monetary damages for breach of duty as a director, subject to certain exceptions. Our certificate of incorporation also provides for I.D. Systems to indemnify each director of I.D. Systems to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or mange from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit I.D. Systems and its stockholders. We have entered into indemnification agreements with certain of our directors and officers in connection with their service as our directors and officers. We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of shares of common stock held by:

    - each person or entity who is known by I.D. Systems to beneficially own five percent or more of the common stock;

    - each director and executive officer of I.D. Systems; and

    - all directors and executive officers of I.D. Systems as a group.

                                                                                               PERCENTAGE OF SHARES
                                                                                              BENEFICIALLY OWNED(2)
                                                                          NUMBER OF SHARES   ------------------------
                                                                            BENEFICIALLY       BEFORE        AFTER
NAME OF BENEFICIAL OWNERS(L)                                                  OWNED(2)        OFFERING     OFFERING
------------------------------------------------------------------------  -----------------  -----------  -----------
Kenneth S. Ehrman.......................................................         531,463(3)       15.4%         9.7%
N. Bert Loosmore........................................................         548,125(4)       15.8%        10.0%
Bruce Jagid.............................................................         504,700(5)       14.6%         9.3%
Martin G. Rosansky......................................................         550,538(6)       15.9%        10.1%
Michael Ehrman..........................................................         154,025(7)        4.4%         2.8%
Jeffrey M. Jagid........................................................         199,750(8)        5.7%         3.6%
All directors and executive officers as a group (6 persons).............       2,488,601(9)       66.6%        43.4%

------------------------

(1) Unless otherwise indicated, the address for each named individual or group is in care of I.D. Systems, Inc., 90 William Street, Suite 402, New York, NY 10038.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this prospectus have been exercised and converted.

(3) Includes 47,500 shares of common stock underlying options granted to Mr. Ehrman pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of the date of this prospectus.

(4) Includes 47,500 shares of common stock underlying options granted to Mr. Loosmore pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of the date of this prospectus.

(5) Includes 40,000 shares of common stock underlying options granted to Mr. Jagid pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of the date of this prospectus.

(6) Includes 40,000 shares of common stock underlying options granted to Mr. Rosansky pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of this prospectus.

(7) Includes 72,500 shares of common stock underlying options granted to Mr. Ehrman pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of the date of this prospectus.

(8) Includes 72,500 shares of common stock underlying options granted to Mr. Jagid exercisable within sixty days of this prospectus.

(9) Includes 320,000 shares of common stock underlying options granted to such individuals pursuant to I.D. Systems' 1995 Employee Stock Option Plan and exercisable within sixty days of the date of this prospectus.

                              CERTAIN TRANSACTIONS

    In May 1998, we issued a purchase order in the amount of $390,000 to Ultralife Batteries, Inc., a NASDAQ listed company on whose board of directors Mr. Bruce Jagid and Mr. Rosansky serve. Mr. Bruce Jagid is our Treasurer and a director and Mr. Rosansky is our Secretary and a director.

    We believe that this transaction was fair and reasonable to us and was on terms no less favorable than could have been obtained from unaffiliated third parties. Any such future transactions will be on terms no less favorable to us than could be obtained from unaffiliated parties and will be approved by our compensation committee.

                           DESCRIPTION OF SECURITIES

GENERAL

    We are authorized to issue 15,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we have outstanding 3,414,375 shares of common stock owned by approximately 36 holders of record.

COMMON STOCK

    The holders of the common stock are entitled to one vote for each share held of record in the election of directors of I.D. Systems and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

    - to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and

    - in the event of the liquidation, dissolution, or winding up of I.D. Systems, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, upon issuance and sale, validly issued, fully paid, and nonassessable. Holders of common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock, is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

REPORTS TO STOCKHOLDERS

    We have agreed, subject to the sale of the shares of common stock in this offering, that on or before the date of this prospectus, we will register our common stock under the provisions of Section 12(g) of the Exchange Act of 1934 and we will use our best efforts to maintain registration. Such registration will require us to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering, we will have 5,414,375 shares of common stock outstanding, assuming no exercise of outstanding options and warrants, of which the 2,000,000 shares being offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

    All of the remaining 3,414,375 shares of common stock currently outstanding are "restricted securities" or owned by "affiliates", as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The 3,414,375 restricted shares, will be eligible for sale, without registration, under Rule 144, 90 days following the date of this prospectus.

                                LOCKUP AGREEMENT

    Holders of all of the 3,414,375 outstanding shares of common stock have agreed for a period of 12 months following the date of this prospectus without the representative's prior written consent not to:

    - sell or otherwise dispose of any shares of common stock in any public market transaction including pursuant to Rule 144; and

    - exercise any rights held by such holders to cause us to register any shares of common stock for sale pursuant to the Securities Act, in each case, for a period of 12 months following the date of this prospectus, without the representative's prior written consent.

                                    RULE 144

    In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of I.D. Systems or persons whose shares are aggregated with an affiliate who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of the issuer's common stock; or

    - the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements.

                                  RULE 144(K)

    A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

                                NO PRIOR MARKET

    Prior to this offering, there has been no market for the common stock and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of its equity securities.

                     CERTAIN CHARTER AND BYLAWS PROVISIONS
                       AND DELAWARE ANTI-TAKEOVER STATUE

    I.D. Systems is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder," unless:

    - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

    - on or after the date of the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    I.D. Systems' certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of I.D. Systems. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of I.D. Systems. The amendment of any of these provisions would require approval by holders of at least 75% of the outstanding common stock.

                                  UNDERWRITING

    I.D. Systems and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions contained in the Underwriting Agreement, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Gilford Securities Incorporated is the representative of the underwriters.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gilford Securities Incorporated............................................       1,500,000
Advest, Inc................................................................          40,000
Brean Murray & Co., Inc....................................................          40,000
First Security Van Kasper & Company........................................          40,000
Josephthal & Co., Inc......................................................          40,000
L.H. Friend, Weinress, Frankson & Presson, Inc.............................          40,000
Pennsylvania Merchant Group Ltd............................................          40,000
Prime Charter Ltd..........................................................          40,000
Sands Brothers & Co., Ltd..................................................          40,000
H.C. Wainright & Co. Inc...................................................          40,000
First Southwest Company....................................................          20,000
Hobbs Melville Securities Corp. ...........................................          20,000
Kashner Davidson Securities Corp...........................................          20,000
Nordberg Capital Inc.......................................................          20,000
Ormes Capital Markets, Inc.................................................          20,000
Redwine & Company, Inc.....................................................          20,000
W.J. Nolan & Company, Inc..................................................          20,000
                                                                             -----------------
    Total..................................................................       2,000,000
                                                                             -----------------
                                                                             -----------------

    The underwriters are committed to purchase all of the shares of common stock offered by I.D. Systems if any shares of I.D. Systems are purchased.

    The underwriters initially will offer the common stock to the public at the price specified on the cover pages of this prospectus. The underwriters may allow to some dealers a concession of not more than $.40 per share of common stock. The underwriters also may allow, and any other dealers may reallow, a concession of not more than $.10 per share of common stock to some other dealers. The public offering price, concessions and reallowances will not be changed until after the distribution of the shares.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 300,000 shares from I.D. Systems to cover such sales at the initial public offering price less the underwriting discounts and non-accountable expense allowance. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth above.

    I.D. Systems has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act 1933. I.D. Systems has agreed to pay to the representative a non-accountable expense allowance equal to two percent of the gross proceeds derived from the sale of the shares of common stock underwritten, $25,000 of which has been paid to date.

    I.D. Systems' common stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol IDSY and for listing on the Boston Stock Exchange under the symbol ID.

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq SmallCap Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    I.D. Systems, its directors, officers and stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 12 months after the date of this prospectus, without the prior written consent of the representative.

    I.D. Systems has agreed to issue and sell to the representative and/or its designees, for nominal consideration, five year warrants to purchase 200,000 shares of common stock. The representative's warrants are exercisable for a period of four years commencing one year after the date of this prospectus, at a price of $11.55 per share of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this prospectus, except to officers of the representative. The representative's warrants contain anti-dilution provisions providing for adjustments of the number of shares of common stock issuable on exercise and the exercise price upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalization. The representative's warrants grant to the holders of the warrants and to the holders of the underlying securities the right to register the securities underlying the representative's warrants.

    I.D. Systems has agreed that for three years from the effective date of the registration statement, the representative may designate one person for election to the board of directors of I.D. Systems. In the event that the representative elects not to designate one person for election to the board of directors, then it may designate one person to attend all meetings of the board of directors for a period of five years. I.D. Systems has agreed to reimburse the representative's designee for all out-of-pocket expenses incurred in connection with the designees' attendance at meetings of the board of directors.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price of the common stock was determined by negotiation between I.D. Systems and the representative. Among the factors considered in determining such prices and terms, were the prevailing market conditions, including the history of and the prospects for the industry in which we compete, an assessment of our management, our prospects and our capital structure. The offering price does not necessarily bear any relationship to our assets, results of operations or net worth.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Parker Chapin Flattau & Klimpl, LLP, New York, New York. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the underwriters in connection with this offering.

                                    EXPERTS

    The financial statements as of December 31, 1998 and for the years ended December 31, 1997 and 1998 included in this prospectus have been audited by Richard A. Eisner & Company LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission in Washington, D.C. with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules thereto filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including all amendments, exhibits and schedules thereto, may be inspected without charge at the office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issues that file electronically with the Commission. The address of site is http://www.sec.gov.

                               I.D. SYSTEMS, INC.

                                    CONTENTS

                                                                                                                PAGE
                                                                                                                -----
FINANCIAL STATEMENTS
  Independent auditors' report.............................................................................         F-2
  Balance sheets as of December 31, 1998 and March 31, 1999 (unaudited)....................................         F-3
  Statements of operations for the years ended December 31, 1997 and 1998 and for the three-month periods
    (unaudited) ended March 31, 1998 and 1999..............................................................         F-4
  Statements of changes in stockholders' equity for the years ended December 31, 1997 and 1998 and for the
    three-month period (unaudited) ended March 31, 1999....................................................         F-5
  Statements of cash flows for the years ended December 31, 1997 and 1998 and for the three-month periods
    (unaudited) ended March 31, 1998 and 1999..............................................................         F-6
  Notes to financial statements............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
I.D. Systems, Inc.
New York, New York

    We have audited the accompanying balance sheet of I.D. Systems, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of I.D. Systems, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

New York, New York
April 20, 1999

With respect to Notes B[3] and I
June 29, 1999

                               I.D. SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,   MARCH 31,
                                                                                           1998          1999
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
ASSETS

Cash and cash equivalents............................................................   $1,130,000   $  1,432,000
Accounts receivable..................................................................      741,000        647,000
Due from stockholders................................................................       23,000
Deferred taxes.......................................................................       67,000         67,000
Prepaid expenses and other current assets............................................       21,000        124,000
                                                                                       ------------  ------------
      Total current assets...........................................................    1,982,000      2,270,000
Fixed assets--net....................................................................      117,000        150,000
Deferred registration costs..........................................................                      45,000
Other assets.........................................................................        3,000          2,000
                                                                                       ------------  ------------
                                                                                        $2,102,000   $  2,467,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

LIABILITIES

Accounts payable and accrued expenses................................................   $  329,000   $    281,000
Capital lease obligations............................................................       10,000          9,000
Deferred revenue.....................................................................      545,000      1,039,000
                                                                                       ------------  ------------
      Total current liabilities......................................................      884,000      1,329,000
Capital lease obligations............................................................       16,000         14,000
Deferred rent........................................................................       38,000         39,000
Notes payable--stockholders, less unamortized debt discount of $44,000 and $19,000...      156,000         75,000
                                                                                       ------------  ------------
                                                                                         1,094,000      1,457,000
                                                                                       ------------  ------------

STOCKHOLDERS' EQUITY

Common stock; authorized 15,000,000 shares, $.01 par value; issued and outstanding
  3,414,000 shares...................................................................       34,000         34,000
Additional paid-in capital...........................................................    1,653,000      1,653,000
Accumulated deficit..................................................................     (679,000)      (677,000)
                                                                                       ------------  ------------
                                                                                         1,008,000      1,010,000
                                                                                       ------------  ------------
                                                                                        $2,102,000   $  2,467,000
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                               I.D. SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                        THREE MONTHS ENDED MARCH
                                                            YEAR ENDED DECEMBER 31,               31,
                                                           --------------------------  --------------------------
                                                               1997          1998          1998          1999
                                                           ------------  ------------  ------------  ------------

                                                                                              (UNAUDITED)
Revenues.................................................  $    733,000  $  3,324,000  $    411,000  $  1,015,000
Cost of revenues.........................................       269,000     1,633,000       110,000       606,000
                                                           ------------  ------------  ------------  ------------
Gross profit.............................................       464,000     1,691,000       301,000       409,000
                                                           ------------  ------------  ------------  ------------
Selling, general and administrative expenses.............       460,000     1,083,000       219,000       392,000
Research and development expenses........................        22,000        64,000         5,000
                                                           ------------  ------------  ------------  ------------
Income (loss) from operations............................       (18,000)      544,000        77,000        17,000
                                                           ------------  ------------  ------------  ------------
Interest income..........................................         6,000        25,000         3,000        15,000
Interest expense.........................................       (25,000)      (48,000)       (9,000)      (28,000)
                                                           ------------  ------------  ------------  ------------
Income (loss) before taxes...............................       (37,000)      521,000        71,000         4,000
Income tax provision (benefit)...........................      (112,000)       45,000         6,000         2,000
                                                           ------------  ------------  ------------  ------------
NET INCOME--HISTORICAL...................................  $     75,000  $    476,000  $     65,000  $      2,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
HISTORICAL NET INCOME PER SHARE-BASIC AND DILUTED........                                            $        .00
                                                                                                     ------------
                                                                                                     ------------
NET INCOME--HISTORICAL...................................  $     75,000  $    476,000  $     65,000

PRO FORMA INCOME TAXES (BENEFIT).........................      (468,000)      192,000        26,000
                                                           ------------  ------------  ------------
PRO FORMA NET INCOME.....................................  $    543,000  $    284,000  $     39,000
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------
PRO FORMA NET INCOME PER SHARE--BASIC AND DILUTED........  $        .17  $        .08  $        .01
                                                           ------------  ------------  ------------
                                                           ------------  ------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-- BASIC INCOME
  PER SHARE..............................................     3,154,000     3,414,000     3,414,000     3,414,000
EFFECT OF POTENTIAL COMMON SHARES FROM EXERCISE OF
  OPTIONS................................................                     365,000       112,000       533,000
                                                           ------------  ------------  ------------  ------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-- DILUTED
  INCOME PER SHARE.......................................     3,154,000     3,779,000     3,526,000     3,947,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                               I.D. SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 COMMON STOCK
                                             ---------------------   ADDITIONAL     COMMON
                                             NUMBER OF                PAID-IN        STOCK      ACCUMULATED   STOCKHOLDERS'
                                               SHARES     AMOUNT      CAPITAL     SUBSCRIBED      DEFICIT        EQUITY
                                             ----------  ---------  ------------  -----------  -------------  ------------
BALANCE--JANUARY 1, 1997...................   3,000,000  $  30,000  $  1,292,000   $ (25,000)  $  (1,230,000)  $   67,000
Payment of subscription receivable.........                                           25,000                       25,000
Shares issued with interim financing.......     167,000      2,000        66,000                                   68,000
Exercise of warrants.......................     247,000      2,000       295,000                                  297,000
Net income for the year ended December 31,
  1997.....................................                                                           75,000       75,000
                                             ----------  ---------  ------------  -----------  -------------  ------------
BALANCE--DECEMBER 31, 1997.................   3,414,000     34,000     1,653,000           0      (1,155,000)     532,000
Net income for the year ended December 31,
  1998.....................................                                                          476,000      476,000
                                             ----------  ---------  ------------  -----------  -------------  ------------
BALANCE--DECEMBER 31, 1998.................   3,414,000     34,000     1,653,000           0        (679,000)   1,008,000
Net income for the three months ended March
  31, 1999 (unaudited).....................                                                            2,000        2,000
                                             ----------  ---------  ------------  -----------  -------------  ------------
BALANCE--MARCH 31, 1999 (UNAUDITED)........   3,414,000  $  34,000  $  1,653,000   $       0   $    (677,000)  $1,010,000
                                             ----------  ---------  ------------  -----------  -------------  ------------
                                             ----------  ---------  ------------  -----------  -------------  ------------

                               I.D. SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                        THREE MONTHS ENDED MARCH
                                                              YEAR ENDED DECEMBER 31,              31,
                                                             -------------------------  -------------------------
                                                                1997          1998         1998          1999
                                                             -----------  ------------  -----------  ------------

                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $    75,000  $    476,000  $    65,000  $      2,000
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization..........................       24,000        39,000        9,000        17,000
    Amortization of debt discount..........................       10,000        14,000        3,000        25,000
    Deferred taxes.........................................     (112,000)       45,000        6,000
    Deferred rent expense..................................                     38,000       13,000         1,000
    Deferred revenue.......................................                    545,000                    494,000
    Changes in:
      Accounts receivable..................................      (75,000)     (601,000)    (122,000)       94,000
      Inventory............................................       (3,000)       33,000
      Prepaid expenses and other assets....................      (16,000)        1,000                   (103,000)
      Accounts payable and accrued expenses................     (114,000)      266,000       33,000       (48,000)
                                                             -----------  ------------  -----------  ------------
          Net cash provided by (used in) operating
          activities.......................................     (211,000)      856,000        7,000       482,000
                                                             -----------  ------------  -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets.................................      (31,000)      (76,000)     (29,000)      (49,000)
                                                             -----------  ------------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from subscription receivable....................       25,000
  Payment of lease obligations.............................       (5,000)       (6,000)      (2,000)       (3,000)
  Proceeds from sale of stock and promissory notes.........      200,000
  Proceeds from exercise of warrants.......................      274,000
  Payment of stockholder loans.............................                    (50,000)
  Receipt of amount due from stockholders..................                                                23,000
  Payment of notes payable--stockholders...................                                              (106,000)
  Payment of deferred registration costs...................                                               (45,000)
                                                             -----------  ------------  -----------  ------------
          Net cash provided by (used in) financing
          activities.......................................      494,000       (56,000)      (2,000)     (131,000)
                                                             -----------  ------------  -----------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      252,000       724,000      (24,000)      302,000
Cash and cash equivalents--beginning of period.............      154,000       406,000      406,000     1,130,000
                                                             -----------  ------------  -----------  ------------
CASH AND CASH EQUIVALENTS--END OF PERIOD...................  $   406,000  $  1,130,000  $   382,000  $  1,432,000
                                                             -----------  ------------  -----------  ------------
                                                             -----------  ------------  -----------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...................................  $     1,000  $     31,000  $     2,000  $     30,000
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING INFORMATION:
  Equipment acquired pursuant to capital lease
  obligations..............................................  $    11,000  $     19,000

                               I.D. SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE A--THE COMPANY

I.D. Systems, Inc. (the "Company") develops wireless monitoring, tracking and information collection systems. The Company customizes its wireless, intelligent tracking and monitoring system for applications involving various types of assets including vehicles, materials, equipment and people. The Company was incorporated in Delaware in 1993 and commenced operations in January 1994.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 [1] INTERIM FINANCIAL INFORMATION:

     The financial information presented as of March 31, 1999 and for the three-month periods ended March 31, 1998 and March 31, 1999 is unaudited, but in the opinion of management contains all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

 [2] USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 [3] STOCK SPLIT:

     On November 10, 1997, the Board of Directors approved a 10 for 1 stock split. On June 29, 1999 the Company effected a 1.25 for 1 stock split. The accompanying financial statements and notes hereto give retroactive effect to the stock splits and accordingly, the number of shares are stated on a post split basis.

 [4] CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. Substantially all of the Company's cash and cash equivalents at December 31, 1998 were held at one financial institution.

 [5] FIXED ASSETS AND DEPRECIATION:

     Fixed assets are recorded at cost and depreciated using an accelerated method over the estimated useful lives of the assets which range from five to seven years. Equipment under capital leases are amortized using an accelerated method over the terms of the respective leases, or their estimated useful lives, whichever is shorter.

 [6] RESEARCH AND DEVELOPMENT:

     Research and development costs are charged to expense as incurred.

 [7] PATENT COSTS:

     Costs incurred in connection with acquiring patent rights are charged to expense as incurred.

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
 [8] REVENUE RECOGNITION:

     Revenues in 1997 and 1998 and in the three months ended March 31, 1999 were principally earned pursuant to two contracts with the United States Postal Service in connection with the development and sales of wireless monitoring systems and tracking devices. Revenues are recognized when related time and material charges are incurred, services are performed or goods are delivered in accordance with conditions of related contracts. Amounts billed to customers that do not meet the conditions of the Company's revenue recognition policy are recorded as deferred revenue until such conditions are met.

 [9] BENEFIT PLAN:

     The Company maintains a retirement plan under Section 401(k) of the Internal Revenue Code which covers all eligible employees. The Company contributed approximately $6,000 and $6,000 to the plan for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively. The Company may decide to make additional contributions to the plan.

[10] RENT EXPENSE:

     Expense related to the Company's facility lease is recorded on a straight-line basis over the lease term. The difference between rent expense incurred and the amount paid is recorded as deferred rent and is amortized over the lease term.

[11] STOCK-BASED COMPENSATION:

     The Company accounts for stock-based employee compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

[12] INCOME TAXES:

     The Company had elected to be treated as an S corporation for federal and state income tax purposes. As a result of this election, the income of the Company was taxed directly to the individual stockholders. The Company continued to be subject to New York City income tax. Subsequent to December 31, 1998, the Company filed an election to be taxed as a C corporation and, effective January 1, 1999, became subject to federal, state and local income taxes. See Note F for pro forma information regarding the incremental income tax provisions which would have been recorded if the Company had been a taxable corporation, based on the tax laws in effect during the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998.

     The Company does not currently intend to make any distributions of S corporation earnings.

[13] NET INCOME PER SHARE:

     The Company calculates its net income per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires a dual presentation of "basic" and "diluted" income per share on the face of the statements of operations. Basic income per share is computed by dividing the net income by the weighted average number of shares of common stock outstanding during each period. Diluted income per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options and warrants, which would

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
[13] NET INCOME PER SHARE: (continued)

     result in the issuance of incremental shares of common stock. For the year ended December 31, 1997 the basic and diluted amounts are the same since the effect from the potential exercise of 800,000 outstanding stock options would have been anti-dilutive. Per share amounts for the years ended December 31, 1997, December 31, 1998 and the three months ended March 31, 1998 are pro forma to reflect income taxes that would have been recorded had the Company been a C corporation.

[14] FINANCIAL INSTRUMENTS:

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and notes payable approximate their fair values due to the short period to maturity of these instruments.

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE C--FIXED ASSETS

Fixed assets are stated at cost and are summarized as follows:

                                                                    DECEMBER 31    MARCH 31,
                                                                        1998         1999
                                                                    ------------  -----------
Laboratory equipment..............................................   $   24,000    $  30,000
Computer software.................................................       15,000       21,000
Computer hardware.................................................       60,000       94,000
Furniture and fixtures............................................       50,000       53,000
Equipment under capital lease.....................................       39,000       39,000
                                                                    ------------  -----------
                                                                        188,000      237,000
Accumulated depreciation and amortization.........................       71,000       87,000
                                                                    ------------  -----------
                                                                     $  117,000    $ 150,000
                                                                    ------------  -----------
                                                                    ------------  -----------

NOTE D--EQUIPMENT LEASE OBLIGATIONS

The Company leases equipment under various agreements with original terms of 36 to 60 months and accounts for these leases as capital leases. The net book value of the equipment held under capital leases was approximately $23,000 and $21,000 at December 31, 1998 and March 31, 1999, respectively.

    Future lease payments as of December 31, 1998 are as follows:

YEAR ENDING
DECEMBER 31,
--------------------------------------------------------------------------------
1999............................................................................   $   12,000
2000............................................................................        5,000
2001............................................................................        5,000
2002............................................................................        5,000
2003............................................................................        4,000
                                                                                  ------------
                                                                                       31,000
Amount representing interest....................................................        5,000
                                                                                  ------------
Present value of future lease payments..........................................       26,000
Amount due within one year......................................................       10,000
                                                                                  ------------
                                                                                   $   16,000
                                                                                  ------------
                                                                                  ------------

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE E--STOCKHOLDERS' EQUITY

[1] COMMON STOCK:

    Pursuant to the terms of the Company's stockholders' agreement dated December 1993, the Company was initially capitalized by the issuance of an aggregate of 1,250,000 shares of common stock to four individuals who contributed an aggregate of $100,000. Upon execution of the agreement, two stockholders each loaned the Company $37,500, bearing interest at 7 1/2%, payable on demand. The agreement also provided, among other things, for options for each of the other two stockholders to purchase an additional 312,500 shares for $12,500. In December 1994, both stockholders exercised their options, financing the transaction through notes payable to the Company which were paid in November 1997. The agreement further provided that, in the event that the options were exercised, each of the two stockholders who loaned the Company money would convert $12,500 of their loans to the Company to equity and, in January 1995, $25,000 of loans were contributed to equity and no additional shares were issued. The remaining loans payable in the amount of $50,000 along with accrued interest were repaid by the Company in December 1998.

    In April 1997, the Company completed a private placement whereby it sold 167,000 shares of common stock and issued $200,000 of promissory notes maturing in April 2002 bearing interest at 8% per annum for gross proceeds of $200,000. The common stock issued was valued at $68,000 representing debt discount which is being amortized over the five-year term of the promissory notes. As a result, the effective annual interest rate was approximately 15%. For the years ended December 31, 1997 and 1998, $10,000 and $14,000 was amortized, respectively, and is included in interest expense. In February 1999, the Company repaid $105,000 of the notes plus $28,000 of accrued interest pursuant to required prepayment provisions of the notes. Accordingly, the Company reduced debt discount and recorded an expense of $23,000 in connection with the repayment.

    In November 1997, the Company issued 247,000 shares of common stock and received proceeds of $274,000 and a subscription receivable of $23,000 which was received by the Company subsequent to December 31, 1998 in connection with the exercise of warrants issued in connection with an equity financing in a prior year. All other warrants issued in connection with such financing expired in November 1997.

[2] STOCK OPTIONS:

    The Company has adopted a nonqualified stock option plan (the "1995 Plan") which authorizes the granting, to key employees and consultants, of options to purchase up to an aggregate of 1,250,000 shares of the Company's common stock. The 1995 Plan is administered by the Board of Directors, which has the authority to determine the term during which an option may be exercised (not more than 10 years), the exercise price of an option and the rate at which options may be exercised.

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE E--STOCKHOLDERS' EQUITY (CONTINUED)
[2] STOCK OPTIONS: (CONTINUED)

    A summary of the status of the Company's stock options as of December 31, 1997 and 1998 and March 31, 1999 and changes during the periods ending on those dates, is presented below:

                                                YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------    THREE MONTHS ENDED
                                             1997                    1998                MARCH 31, 1999
                                    ----------------------  -----------------------  -----------------------
                                                WEIGHTED                 WEIGHTED                 WEIGHTED
                                                 AVERAGE                  AVERAGE                  AVERAGE
                                                EXERCISE                 EXERCISE                 EXERCISE
                                     SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                    ---------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of
  period..........................    425,000   $    0.88      800,000   $    1.03    1,238,000   $    1.09
Granted...........................    375,000        1.20      438,000        1.20       12,000        1.20
Forfeited.........................                                                        6,000        1.20
                                    ---------       -----   ----------       -----   ----------       -----
Outstanding at end of period......    800,000        1.03    1,238,000        1.09    1,244,000        1.09
                                    ---------       -----   ----------       -----   ----------       -----
                                    ---------       -----   ----------       -----   ----------       -----
Exercisable at end of period......    170,000        0.88      330,000        0.95      333,000        0.96
                                    ---------       -----   ----------       -----   ----------       -----
                                    ---------       -----   ----------       -----   ----------       -----

    The following table summarizes information about stock options at December 31, 1998:

                    OPTIONS OUTSTANDING
            ------------------------------------     OPTIONS EXERCISABLE
                           WEIGHTED               -------------------------
                            AVERAGE    WEIGHTED                  WEIGHTED
                           REMAINING    AVERAGE                   AVERAGE
 EXERCISE      SHARES     CONTRACTUAL  EXERCISE      SHARES      EXERCISE
  PRICES    OUTSTANDING      LIFE        PRICE    EXERCISABLE      PRICE
----------  ------------  -----------  ---------  ------------  -----------
$0.80......     338,000      7 years   $    0.80      203,000    $    0.80
$1.20......     900,000      9 years        1.20      130,000         1.20
            ------------  -----------  ---------  ------------       -----
              1,238,000      8 years        1.09      333,000         0.95
            ------------  -----------  ---------  ------------       -----
            ------------  -----------  ---------  ------------       -----

    At March 31, 1999, 1,244,000 options were outstanding, with a weighted average remaining contractual life of 8 years and a weighted average exercise price of $1.09. At March 31, 1999 333,000 options were exercisable with a weighted average exercise price of $0.96.

    The Company applies APB Opinion 25 and related interpretations in accounting for options. Accordingly, no compensation cost has been recognized for employee stock option grants. Had compensation cost for employee stock option grants been determined based on the fair value at

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE E--STOCKHOLDERS' EQUITY (CONTINUED)
[2] STOCK OPTIONS: (CONTINUED)

    the grant dates for awards consistent with the method of SFAS No. 123, the Company would have reported the following:

                                                                           YEAR ENDED         THREE MONTHS ENDED
                                                                          DECEMBER 31,             MARCH 31,
                                                                     ----------------------  ---------------------
                                                                        1997        1998       1998        1999
                                                                     ----------  ----------  ---------  ----------
        Historical net income (loss)...............................  $   40,000  $  409,000  $  51,000  $  (21,000)
        Historical net income (loss) per share--basic and
          diluted..................................................                                     $     (.01)
        Pro forma net income.......................................     508,000     217,000     25,000
        Pro forma net income per share--basic and diluted..........         .16         .06        .01

    The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing model with a minimum value volatility of effectively 0%, expected life of options of 7 years, risk free interest rate of 6% and a dividend yield of 0%. The weighted average fair value of options granted during the years ended December 31, 1997 and 1998 were $.37 and $.44, respectively.

NOTE F--INCOME TAXES (BENEFIT) AND PRO FORMA INCOME TAXES (BENEFIT)

[1] HISTORICAL:

    Through December 31, 1998 the Company was only subject to local income taxes. The income tax benefit of $112,000 in 1997 reflects the recognition, at December 31, 1997, of a deferred tax asset relating to the Company's net operating loss carryforwards for local tax purposes. $109,000 of such benefit relates to a reduction in the valuation allowance which had previously been provided due to management's uncertainty regarding the Company's ability to generate taxable income against which it could apply its net operating loss carryforwards. The Company recognized the benefit when a substantial contract was entered into in 1997 which management believed would generate profits sufficient to realize the tax benefit. The income tax provisions of $45,000 and $9,000 for the year ended December 31, 1998 and the three months ended March 31, 1998, respectively reflect the utilization of a portion of the deferred tax asset to reduce the current portion of tax expense for those periods. As a result the Company has a deferred tax asset of $67,000 at December 31, 1998, which reflects the Company's net operating loss carryforwards for local income taxes of approximately $750,000 and which expire through 2012. The Company is subject to an annual limitation on the utilization of a portion of its net operating loss carryforwards. Future stock issuances may subject the Company to additional limitations.

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE F--INCOME TAXES (BENEFIT) AND PRO FORMA INCOME TAXES (BENEFIT) (CONTINUED) [1] HISTORICAL: (CONTINUED)

    Subsequent to December 31, 1998 the Company filed an election to be taxed as a C corporation, effective January 1, 1999 and accordingly is subject to federal, state and local income taxes. The Company has recorded an income tax provision of $2,000 for the three months ended March 31, 1999. The Company's net operating loss carryforwards at March 31, 1999 was $746,000, which can only be used for local income taxes, resulting in a deferred tax asset of $67,000 at March 31, 1999.

    The difference between income taxes (benefits) at the statutory federal income tax rate and income taxes (benefits) reported in the statements of operations are attributable to the following:

                                               YEAR ENDED          THREE MONTH PERIOD ENDED
                                              DECEMBER 31,                 MARCH 31,
                                         -----------------------  ---------------------------
                                            1997         1998         1998          1999
                                         -----------  ----------  ------------  -------------

Income taxes (benefit) at the federal
  statutory rate.......................  $   (13,000) $  177,000   $   24,000     $   1,000
State and local income taxes (benefit),
  net of effect on federal taxes.......       (4,000)     60,000        8,000         1,000
Reduction of valuation allowance.......     (109,000)
Effect of S corporation status.........      468,000    (192,000)     (26,000)
Reduction of pro forma valuation
  allowance............................     (454,000)
                                         -----------  ----------  ------------       ------
                                         $  (112,000) $   45,000   $    6,000     $   2,000
                                         -----------  ----------  ------------       ------
                                         -----------  ----------  ------------       ------

[2] PRO FORMA:

    As a result of the S corporation election, the financial statements do not include a provision for federal and state income taxes through December 31, 1998. Pro forma net income in the accompanying statements of operations includes pro forma adjustments for federal and state income taxes (benefits) which would have been provided (recognized) had the S corporation election not been in effect and is comprised of the following:

                                                  YEAR ENDED            THREE MONTHS ENDED
                                                 DECEMBER 31,             MARCH 31, 1998
                                            -----------------------  -------------------------
                                               1997         1998
                                            -----------  ----------
Deferred:
  Federal.................................  $  (354,000) $  145,000          $  20,000
  State...................................     (114,000)     47,000              6,000
                                            -----------  ----------            -------
Pro forma taxes (benefit) on income.......  $  (468,000) $  192,000          $  26,000
                                            -----------  ----------            -------
                                            -----------  ----------            -------

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE F--INCOME TAXES (BENEFIT) AND PRO FORMA INCOME TAXES (BENEFIT) (CONTINUED) [2] PRO FORMA (CONTINUED):

    The pro forma tax benefit of $468,000 for 1997 reflects a pro forma deferred tax asset relating to the Company's net operating loss carryforwards for federal and state purposes. $454,000 of such pro forma benefit relates to a reduction in the pro forma valuation reserve which had previously been provided. The pro forma benefit was recognized when the Company entered into a substantial contract in 1997 which management believed would generate profits sufficient to realize the tax benefit had the Company been a C corporation.

NOTE G--COMMITMENTS AND OTHER MATTERS

[1]  OPERATING LEASES:

    The Company has entered into various operating leases which provide for minimum annual rent payments as follows:

                                                                           OFFICE
                                                                         FACILITIES    OTHER
                                                                         ----------  ---------
1999...................................................................  $  108,000  $  45,000
2000...................................................................     117,000     30,000
2001...................................................................     126,000     10,000
2002...................................................................     129,000
2003...................................................................      32,000
                                                                         ----------  ---------
                                                                         $  512,000  $  85,000
                                                                         ----------  ---------
                                                                         ----------  ---------

    The office lease also provides for escalations relating to increases in real estate taxes and certain operating expenses. Expenses relating to operating leases aggregated approximately $48,000, $141,000, $27,000 and $28,000 for the years ended December 31, 1997 and 1998 and for the three-month periods ended March 31, 1998 and March 31, 1999, respectively.

[2] CONCENTRATION OF CUSTOMERS:

    One customer accounted for approximately 99%, 95% and 100% of the Company's revenues during the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

    This customer accounted for approximately 92% and 96% of the Company's accounts receivable balance at December 31, 1998 and March 31, 1999, respectively.

[3] RELATED PARTY TRANSACTIONS:

    During the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, the Company purchased approximately $18,000, $33,000 and $66,000, respectively, of components from a company where two of the directors are directors of the Company. Additionally, at December 31, 1998 and March 31, 1999 $357,000 and $291,000 remained open under a purchase order issued in 1998.

                               I.D. SYSTEMS, INC.

              (UNAUDITED WITH RESPECT TO DATA AS OF MARCH 31, 1999
      AND THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND MARCH 31, 1999)

NOTE H--PROPOSED PUBLIC OFFERING

The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith, the Company anticipates incurring substantial costs, which, if the offering is not consummated, will be charged to expense.

NOTE I--SUBSEQUENT EVENTS

[1] STOCK OPTION PLANS:

    On May 14, 1999 the Company adopted the 1999 Stock Option Plan and the 1999 Director Option Plan pursuant to which the Company may grant options to purchase up to 812,500 and 300,000 shares of common stock, respectively. The Company has agreed to grant 35,000 options under the 1999 Stock Option Plan.

[2] EMPLOYMENT AGREEMENTS:

    On June 1, 1999, the Company entered into three-year employment agreements with four executives which provide for aggregate annual compensation of $408,000 and entitle the executives to salary increases, bonuses and stock options to be determined by the board of directors. The agreements also provide for severance payments through the end of the agreements.

[3] PREFERRED STOCK:

    Effective June 29, 1999, the Company authorized 5,000,000 shares of preferred stock. The Company's board of directors has the authority to issue shares of preferred stock and to determine the price and terms of those shares.

[4] COMMON SHARES AUTHORIZED:

    Effective June 29, 1999, the Company increased the number of common shares authorized to 15,000,000.

                            [INSIDE BACK COVER PAGE]

Pictures in inside back cover:

Caption:           Wireless Monitoring and Tracking Systems for Virtually Any Object.

Top Right:         Picture of I.D. Systems' software.
                   Caption: Operating system software.

Bottom Right:      Picture of PC assessing Internet overlooking warehouse.
                   Caption: Data Collection Via Internet.

Top Left:          Picture of I.D. Systems' Asset Communicator.
                   Caption: System monitor

Bottom Left:       Picture of I.D. Systems' Asset Communicator.
                   Caption: Asset Communicator

Scattered
Captions:          User friendly; wide variety of applications; proprietary software;
                   patented system architecture.

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--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Forward Looking Statements................................................    8
Use of Proceeds...........................................................    9
Dividend Policy...........................................................   10
Dilution..................................................................   11
Capitalization............................................................   12
Selected Financial Data...................................................   13
Management Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   15
Business..................................................................   21
Management................................................................   29
Principal Stockholders....................................................   35
Certain Transactions......................................................   36
Description of Securities.................................................   37
Shares Eligible for Future Sale...........................................   38
Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statue...   39
Underwriting..............................................................   40
Legal Matters.............................................................   42
Experts...................................................................   42
Additional Information....................................................   42
Index to Financial Statements.............................................  F-1

                            ------------------------

    UNTIL JULY 25, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                                     [LOGO]

                              2,000,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               GILFORD SECURITIES
                                  INCORPORATED
                                 JUNE 30, 1999

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